UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MicroStrategy Incorporated

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:
	(2)	Aggregate number of securities to which the transaction applies:
	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of the transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No:
	(3)	Filing Party:
	(4)	Date Filed:

April 21, 2016

Dear MicroStrategy Stockholder:

You are cordially invited to our Annual Meeting of Stockholders on Thursday, May 12, 2016, beginning at 10:00 a.m., local time, at MicroStrategy’s offices, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182. The enclosed notice of annual meeting sets forth the proposals that will be presented at the meeting, which are described in more detail in the enclosed proxy statement. The Board of Directors recommends that you vote “FOR” these proposals.

We look forward to seeing you there.

Very truly yours,

Michael J. Saylor

Chairman of the Board,

President & Chief Executive Officer

1850 Towers Crescent Plaza

Tysons Corner, Virginia 22182

Notice of Annual Meeting of Stockholders

to be held on Thursday, May 12, 2016

The Annual Meeting of Stockholders (the “Annual Meeting”) of MicroStrategy Incorporated, a Delaware corporation (the “Company”), will be held at MicroStrategy’s offices, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182, on Thursday, May 12, 2016 at 10:00 a.m., local time, to consider and act upon the following matters:

1.	To elect five (5) directors for the next year;

2.	To approve Amendment No. 3 to the MicroStrategy Incorporated 2013 Stock Incentive Plan to increase the number of shares of class A common stock authorized for issuance under such plan from 1,500,000 to 1,700,000;

3.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 14, 2016 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

W. Ming Shao

Senior Executive Vice President,

General Counsel, and Secretary

Tysons Corner, Virginia

April 21, 2016

A STOCKHOLDER MAY OBTAIN ADMISSION TO THE MEETING BY IDENTIFYING HIMSELF OR HERSELF AT THE MEETING AS A STOCKHOLDER AS OF THE RECORD DATE. FOR A RECORD OWNER, POSSESSION OF A PROXY CARD WILL BE ADEQUATE IDENTIFICATION. FOR A BENEFICIAL (BUT NOT OF RECORD) OWNER, A COPY OF A BROKER’S STATEMENT SHOWING SHARES HELD FOR HIS OR HER BENEFIT ON MARCH 14, 2016 WILL BE ADEQUATE IDENTIFICATION.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO HELP ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

MICROSTRATEGY INCORPORATED

1850 Towers Crescent Plaza

Tysons Corner, Virginia 22182

Proxy Statement for the Annual Meeting of Stockholders

to be held on Thursday, May 12, 2016

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of MicroStrategy Incorporated (the “Company,” “MicroStrategy,” “we” or “us”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 12, 2016, at MicroStrategy’s offices, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182 at 10:00 a.m., local time, and at any adjournment thereof. For directions to the location of the Annual Meeting, please call (703) 848-8600 between the hours of 8:00 a.m. and 5:30 p.m. local time on normal business days, and press “0” after hearing the voice prompt. All executed proxies will be voted in accordance with the stockholders’ instructions on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders, and if no choice is specified, executed proxies will be voted in accordance with the Board of Directors’ recommendations on such matters as set forth in this proxy statement. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

On March 14, 2016, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 9,367,103 shares of our class A common stock, par value $0.001 per share, and an aggregate of 2,035,184 shares of our class B common stock, par value $0.001 per share (the class A common stock and the class B common stock are collectively referred to as the “Common Stock”). Each share of class A common stock entitles the record holder thereof to one vote on each of the matters to be voted on at the Annual Meeting and each share of class B common stock entitles the record holder thereof to ten votes on each of the matters to be voted on at the Annual Meeting.

Our Annual Report to Stockholders for 2015 is being mailed to stockholders, along with these proxy materials, on or about April 22, 2016. Our Annual Report to Stockholders includes our Annual Report on Form 10-K for 2015 as filed with the Securities and Exchange Commission (the “SEC”), except for any exhibits thereto. We will provide such exhibits to any stockholder upon written request. Please address requests to the Secretary of MicroStrategy, c/o MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182.

Votes Required

The holders of shares of Common Stock representing a majority of the votes entitled to be cast at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

The affirmative vote of a plurality of the votes cast by the holders of Common Stock voting on the matter is required for the election of directors (Proposal 1). The affirmative vote of a majority of the votes cast by the holders of Common Stock voting on the matter is required for the approval of Amendment No. 3 to the MicroStrategy Incorporated 2013 Stock Incentive Plan (Proposal 2). The affirmative vote of a majority of the votes cast by the holders of Common Stock voting on the matter is required for the ratification of the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 3).

Shares which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the proposals referenced above.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 12, 2016

The Notice of Annual Meeting, Proxy Statement, and Annual Report for the fiscal year ended December 31, 2015 are available on our website at http://ir.microstrategy.com/financials.cfm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock as of March 31, 2016, unless otherwise indicated, by:

•	each person who is known by us to beneficially own more than 5% of any class of our Common Stock,

•	each director or nominee for director,

•	each of our named executive officers as defined in Item 402(a)(3) of Regulation S-K, and

•	all directors and current executive officers as a group.

Percentages in the table have been calculated based on 9,389,693 shares of class A common stock and 2,035,184 shares of class B common stock outstanding as of March 31, 2016. In accordance with the rules of the SEC, for the purpose of calculating each director’s or officer’s percentage of shares outstanding, any shares of class A common stock subject to outstanding stock options held by such person that are currently exercisable or will become exercisable within 60 days after March 31, 2016 are deemed to be outstanding shares of class A common stock. However, we did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted below, we believe, based on the information furnished to us, that the persons and entities named in the following table have sole voting and investment power with respect to all shares that they beneficially own, subject to any applicable community property laws.

	Number of Shares Beneficially Owned(2)				Percentage of Total Economic Interest (2)	Percentage of Total Voting Power (2)
	Class A Common Stock		Class B Common Stock
Beneficial Owner	Shares	% of Class	Shares	% of Class
Michael J. Saylor (1)(3)	200,000	2.1	2,011,668	98.8	19.0	67.9
Phong Q. Le (1)	—	—	—	—	—	—
Timothy E. Lang (1)(4)	12,500	*	—	—	*	*
Jonathan F. Klein	22,590	*	—	—	*	*
Paul N. Zolfaghari	600	*	—	—	*	*
Douglas K. Thede	—	—	—	—	—	—
Robert H. Epstein (1)(5)	6,250	*	—	—	*	*
Stephen X. Graham (1)(6)	12,700	*	—	—	*	*
Jarrod M. Patten (1)(7)	17,500	*	—	—	*	*
Carl J. Rickertsen (1)(8)	20,500	*	—	—	*	*
BlackRock, Inc. (9)	943,781	10.1	—	—	8.3	3.2
Eminence Capital, LP (10)	913,865	9.7	—	—	8.0	3.1
The Vanguard Group, Inc. (11)	859,232	9.2	—	—	7.5	2.9
Glenhill Advisors, LLC (12)	588,493	6.3	—	—	5.2	2.0
Invesco Ltd. (13)	522,864	5.6	—	—	4.6	1.8

All directors and current executive officers as a group (10 persons) (14)	294,455	3.0	2,011,668	98.8	19.7	68.0

*	Less than 1.0%.
(1)	Each such beneficial owner has an address in care of MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182.
(2)

The inclusion of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. The percentage of total economic interest and the percentage of total voting power are each calculated by treating the shares of our class A common stock and class B common stock together as a single class. Shares of class A common stock generally have the same rights, including rights to dividends, as shares of class B common stock, except that shares of class A common stock have one vote per share while shares of class B common stock have ten votes per share. Each share of class B common stock is convertible at any time, at the option of the holder, into one share of class A common stock.
(3)	Mr. Saylor’s holdings of Common Stock consist of (i) options exercisable on or within 60 days after March 31, 2016 to purchase 200,000 shares of class A common stock and (ii) 2,011,668 shares of class B common stock owned by Alcantara LLC, which is wholly owned by Mr. Saylor. Mr. Saylor has sole voting power and sole dispositive power with respect to these shares of class B common stock.
(4)	Mr. Lang’s holdings of Common Stock consist of options exercisable on or within 60 days after March 31, 2016 to purchase 12,500 shares of class A common stock.
(5)	Mr. Epstein’s holdings of Common Stock consist of options exercisable on or within 60 days after March 31, 2016 to purchase 6,250 shares of class A common stock.
(6)	Mr. Graham’s holdings of Common Stock consist of (i) 200 shares of class A common stock held by Mr. Graham directly and (ii) options exercisable on or within 60 days after March 31, 2016 to purchase 12,500 shares of class A common stock.
(7)	Mr. Patten’s holdings of Common Stock consist of options exercisable on or within 60 days after March 31, 2016 to purchase 17,500 shares of class A common stock.
(8)	Mr. Rickersten’s holdings of Common Stock consist of (i) 3,000 shares of class A common stock held by Mr. Rickertsen directly and (ii) options exercisable on or within 60 days after March 31, 2016 to purchase 17,500 shares of class A common stock.
(9)	Beneficial ownership (and other information in this footnote) is as of March 31, 2016, based on a Schedule 13G/A filed on April 8, 2016 with the SEC by BlackRock, Inc. and BlackRock Fund Advisors. The foregoing entities beneficially own 943,781 shares of class A common stock, and have sole voting power with respect to 917,742 of these shares and sole dispositive power with respect to all of these shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(10)	Beneficial ownership (and other information in this footnote) is as of December 31, 2015, based on a Schedule 13G/A filed on February 16, 2016 with the SEC by Eminence Capital, LP, Eminence GP, LLC, and Ricky C. Sandler. The foregoing entities and person beneficially own 913,865 shares of class A common stock. Eminence Capital, LP has shared voting power and shared dispositive power with respect to 910,490 shares of class A common stock; Eminence GP, LLC has shared voting power and shared dispositive power with respect to 774,094 shares of class A common stock; and Ricky C. Sandler has sole voting power and sole dispositive power with respect to 3,375 shares of class A common stock and shared voting power and shared dispositive power with respect to 910,490 shares of class A common stock. The principal business and principal office address of Eminence Capital, LP and Eminence GP, LLC, and the business address of Ricky C. Sandler, is 65 East 55th Street, 25th Floor, New York, NY 10022.
(11)	Beneficial ownership (and other information in this footnote) is as of December 31, 2015, based on a Schedule 13G/A filed on February 10, 2016 with the SEC by The Vanguard Group, Vanguard Fiduciary Trust Company, and Vanguard Investments Australia, Ltd. These entities beneficially own 859,232 shares of class A common stock, for which they have sole voting power with respect to 20,410 shares of class A common stock, shared voting power with respect to 500 shares of class A common stock, shared dispositive power with respect to 20,410 shares of class A common stock, and sole dispositive power with respect to 838,822 shares of class A common stock. The principal business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(12)	Beneficial ownership (and other information in this footnote) is as of December 31, 2015, based on a Schedule 13G/A filed on February 16, 2016 with the SEC by Glenhill Advisors, LLC, Glenn J. Krevlin, Glenhill Capital Advisors, LLC, and Glenhill Capital Management, LLC. The foregoing entities and person beneficially own 588,493 shares of class A common stock. Glenhill Advisors, LLC and Glenn J. Krevlin have sole voting power with respect to 451,057 shares of class A common stock, shared voting power with respect to 137,436 shares of class A common stock, and sole dispositive power with respect to 588,493 shares of class A common stock. Glenhill Capital Advisors, LLC has shared voting power and shared dispositive power with respect to 588,493 shares of class A common stock. Glenhill Capital Management, LLC has shared voting power and shared dispositive power with respect to 451,057 shares of class A common stock. The principal business office address of Glenhill Advisors, LLC, Glenn J. Krevlin, Glenhill Capital Advisors, LLC and Glenhill Capital Management, LLC is 600 Fifth Avenue, 11th Floor, New York, NY 10020.
(13)	Amount in table reflects the total number of shares held by Invesco Ltd. and other affiliated investment advisors to certain funds and accounts on March 14, 2016, which information was provided to the Company by Invesco directly. Beneficial ownership information (and other information in this footnote) is based on information provided to the Company by Invesco Ltd., on behalf of itself, Invesco Advisers, Inc., Invesco PowerShares Capital Management LLC, and Invesco Asset Management Limited—England. The foregoing entities beneficially own 522,864 shares of class A common stock and have sole voting power and sole dispositive power with respect to all of these shares. The principal business address of Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, GA 30309.
(14)	Shares of Common Stock held by the directors and current executive officers as a group consist of (i) 3,205 shares of class A common stock, (ii) options to purchase an aggregate of 291,250 shares of class A common stock that are exercisable on or within 60 days after March 31, 2016, and (iii) 2,011,668 shares of class B common stock, which shares are convertible into the same number of shares of class A common stock at any time at the option of the holder.

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers and their ages and positions as of April 19, 2016 are as follows:

Name	Age	Title
Michael J. Saylor	51	Chairman of the Board of Directors, President & Chief Executive Officer
Phong Q. Le	39	Senior Executive Vice President & Chief Financial Officer
Timothy E. Lang	43	Senior Executive Vice President & Chief Technology Officer
David J. Rennyson	46	Senior Executive Vice President, Worldwide Sales
Michael S. Tae	40	Senior Executive Vice President, Worldwide Services
W. Ming Shao	47	Senior Executive Vice President & General Counsel

Set forth below is certain information regarding the professional experience of each of the above-named persons. There are no family relationships among any of our executive officers or directors.

Michael J. Saylor has served as Chief Executive Officer and Chairman of the Board of Directors since founding MicroStrategy in November 1989, and has served as President since January 2016, a position he previously held from November 1989 to November 2000 and from January 2005 to October 2012. Prior to that, Mr. Saylor was employed by E.I. du Pont de Nemours & Company as a venture manager from 1988 to 1989 and by Federal Group, Inc. as a consultant from 1987 to 1988. Mr. Saylor received an S.B. in Aeronautics and Astronautics and an S.B. in Science, Technology and Society from the Massachusetts Institute of Technology.

Phong Q. Le has served as Senior Executive Vice President & Chief Financial Officer since August 2015. Prior to joining MicroStrategy, Mr. Le served as the chief financial officer of XO Communications, a privately-held telecommunications company, from August 2014 to August 2015. From March 2010 to August 2014, Mr. Le held senior positions at NII Holdings, a NASDAQ-listed telecommunications company, including vice president of financial planning and analysis, vice president of strategy and business operations, and vice president of strategic finance. Prior to that, Mr. Le worked in the consulting practice at Deloitte from 1998 to 2010, where he held various positions, including senior manager. Mr. Le holds a B.S. in Biomedical Engineering from The Johns Hopkins University and an M.B.A. from the Sloan School of Management at the Massachusetts Institute of Technology.

Timothy E. Lang has served as Senior Executive Vice President & Chief Technology Officer since November 2014 and previously served as Senior Vice President, Analytics, a position he had held since September 2014. Prior to joining MicroStrategy, Mr. Lang served as the chief product officer for Talemetry Inc., a leading provider of talent generation SaaS solutions, from September 2010 to September 2014, and as vice president, product for SAP SE from January 2008 to September 2010. Prior to that, Mr. Lang held positions at SAP BusinessObjects and Crystal Decisions. Mr. Lang received a B.Soc.Sci. in Information Management from the University of Melbourne.

Dave J. Rennyson has served as Senior Executive Vice President, Worldwide Sales since January 2016, prior to which he was serving as MicroStrategy’s Senior Executive Vice President & Chief Revenue Officer, a position he had held since January 2015. Prior to his return to MicroStrategy, Mr. Rennyson served as executive vice president and general manager, cloud, at Genesys Telecommunications Laboratories, Inc., an omnichannel customer experience and contact center solutions provider, a position he held following the acquisition of Angel.com Incorporated by Genesys in March 2013. Prior to the acquisition, Mr. Rennyson served as president of Angel.com, a MicroStrategy subsidiary, from March 2009 to March 2013, and as vice president sales from 2007 to 2009. Prior to joining Angel.com, Mr. Rennyson served as vice president of sales and vice president of worldwide marketing at Spirent, as the vice president of engineering and construction at Zephion Networks, and in various senior positions at Broadband Office and Verizon. Mr. Rennyson holds a B.A. in Economics and History from James Madison University, a M.S. in Information Technology from the University College London, and an M.B.A. from Duke University.

Michael S. Tae has served as Senior Executive Vice President, Worldwide Services since August 2015. Prior to joining MicroStrategy, Mr. Tae served as a director at Millstein & Co., a financial and strategic advisory services company, from May 2012 to August 2015. Prior to that, Mr. Tae held senior positions at the U.S. Department of the Treasury from January 2009 to May 2012 and Merrill Lynch & Co. from May 2004 to January 2009. Previously, Mr. Tae served three years at McKinsey & Co., a management consulting firm. Mr. Tae received a B.A. in Economics and Asian Studies from Williams College and an M.B.A. from Columbia University, and was the recipient of a J. William Fulbright Scholarship.

W. Ming Shao has served as Senior Executive Vice President & General Counsel since December 2014, and has previously served in various senior positions, including Executive Vice President & General Counsel, Senior Vice President & General Counsel, and Senior Vice President & Deputy General Counsel, since joining MicroStrategy in February 2000. Prior to that, Mr. Shao was a lawyer practicing at the global law firm Hogan & Hartson L.L.P. (now Hogan Lovells US LLP). Mr. Shao received an A.B. in Government from Cornell University and a J.D. from Harvard Law School.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors proposes the election of the persons listed below as directors of the Company. Each current director of the Company has been nominated for re-election. The persons named in the enclosed proxy will vote to elect as directors the five nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors. Each director will be elected to hold office until the next annual meeting of stockholders (and until the election and qualification of his successor or his earlier death, resignation or removal).

Nominees

Set forth below, for each nominee, are his name and age, positions with the Company, principal occupation and business experience during at least the past five years, the year of commencement of his term as a director of the Company and the names of other public companies in which he currently holds directorships or has held directorships during the past five years, as applicable. We have also presented information below regarding each nominee’s specific experience, qualifications, attributes, and skills that led our Board of Directors to the conclusion that he should serve as a director.

Michael J. Saylor (51) has served as Chief Executive Officer and Chairman of the Board of Directors since founding MicroStrategy in November 1989, and has served as President since January 2016, a position he previously held from November 1989 to November 2000 and from January 2005 to October 2012. Prior to that, Mr. Saylor was employed by E.I. du Pont de Nemours & Company as a venture manager from 1988 to 1989 and by Federal Group, Inc. as a consultant from 1987 to 1988. Mr. Saylor received an S.B. in Aeronautics and Astronautics and an S.B. in Science, Technology and Society from the Massachusetts Institute of Technology. We believe that Mr. Saylor is well-suited to serve on our Board of Directors due to his position as our Chief Executive Officer and his more than twenty-five years with the Company, including as its founder. In addition to his leadership expertise, Mr. Saylor is regarded as a technology visionary, and has deep knowledge of the Company’s history, strategy, technology, and culture, as well as unique insight into the Company’s product development, marketing, finance, and operations.

Robert H. Epstein (63) has been a member of the Board of Directors of MicroStrategy since January 2006. From June 2007 until his retirement in mid-2015, Mr. Epstein was the president and chief executive officer of Takeda Lace, Inc., a company that provided consulting services on all aspects of the textile business and engaged in trading and distribution for various Asian textile manufacturing firms. Since his retirement, Mr. Epstein has been acting as an independent investor. From May 2002 to October 2007, Mr. Epstein was president and chief executive officer of Takeda Lace USA, Inc., the U.S. subsidiary of Japan-based textile manufacturer Takeda Lace Co., Ltd. From October 2001 to May 2002, Mr. Epstein pursued various business opportunities, including serving as a consultant for Warnaco Inc., an apparel manufacturer. From June 1978 to October 2001, Mr. Epstein served in various positions at textile manufacturer Liberty Fabrics of New York, Inc., concluding his tenure as division president and chief operating officer. Mr. Epstein received a B.S. in Psychology from Columbia University and did coursework at the Stern School of Business at New York University. We believe that Mr. Epstein is well-suited to serve on our Board of Directors due to his leadership and management experience as a chief executive officer, and his international experience, particularly in the Asia Pacific region.

Stephen X. Graham (63) has been a member of the Board of Directors of MicroStrategy since April 2014. Mr. Graham is currently president of CrossHill Financial Group, Inc., a private merchant bank and advisory firm that he founded in 1988, and has been a general partner of CrossHill Georgetown Capital, L.P. since 2000 and CrossHill Debt II, L.P. since 2004. Prior to that, Mr. Graham was a principal with Kidder, Peabody & Co. and held positions with Merrill Lynch & Co. and Arthur Young & Co. (which later became part of Ernst & Young

LLP). Mr. Graham was a member of the board of directors of TNS, Inc., a former New York Stock Exchange-listed, global data communications and interoperability solutions company, from 2003 until the company’s acquisition by Siris Capital Group, LLC in February 2013. While a member of the board of directors of TNS, Inc., Mr. Graham served as chairman of the audit committee through 2011, and as chairman of the board of directors from 2012 to 2013. Mr. Graham also served as a member of the board of directors of Speedus Corp. from 2009 to 2011. Mr. Graham also previously served as a member of the board of directors of Credit Management Solutions, Inc., a former Nasdaq-listed, credit processing software company, and several private companies. Mr. Graham received a B.S.B.A. from Georgetown University and an M.B.A. from the University of Chicago Booth School of Business. We believe that Mr. Graham is well-suited to serve on our Board of Directors due to his substantial executive experience, and his experience as an outside director and audit committee member, which provides the Board of Directors with important perspectives on financial matters.

Jarrod M. Patten (44) has been a member of the Board of Directors of MicroStrategy since November 2004. Mr. Patten founded RRG, a global real estate consulting and advisory firm, and has served as the firm’s president and chief executive officer since its inception in 1996. RRG is an international consulting firm specializing in the development and implementation of enterprise-wide audit and cost control strategies that heighten operational controls, lower operating costs, increase transparency and extend cost accountability for RRG’s geographically diverse client base. Mr. Patten received a B.S. in Biology and a B.A. in Biological Anthropology and Anatomy from the Trinity College of Arts and Sciences at Duke University. We believe that Mr. Patten is well-suited to serve on our Board of Directors due to his leadership and management expertise as a chief executive officer, his international business, finance, and corporate compliance experience, and his extensive knowledge of cost and operational controls.

Carl J. Rickertsen (56) has been a member of the Board of Directors of MicroStrategy since October 2002. Mr. Rickertsen is currently managing partner of Pine Creek Partners, a private equity investment firm, a position he has held since January 2004. From January 1998 to January 2004, Mr. Rickertsen was chief operating officer and a partner at Thayer Capital Partners, a private equity investment firm. From September 1994 to January 1998, Mr. Rickertsen was a managing partner at Thayer. Mr. Rickertsen was a founding partner of three Thayer investment funds totaling over $1.4 billion and is a published author. Mr. Rickertsen serves as a member of the boards of directors and audit committees of Apollo Senior Floating Rate Fund Inc. and Apollo Tactical Income Fund Inc., each of which is a closed-end management investment company, and Berry Plastics Group, Inc., a global manufacturer and marketer of value-added plastic consumer packaging and engineered materials. He also serves on the board of directors of Noranda Aluminum Holding Corporation, an integrated producer of value-added primary aluminum products and rolled aluminum coils. From April 2003 to January 2010, Mr. Rickertsen was a member of the board of directors and audit committee of Convera Corporation, a publicly-traded search-engine software company. From September 2004 to September 2008, Mr. Rickertsen was a member of the board of directors of UAP Holding Corp., a distributor of farm and agricultural products. Mr. Rickertsen received a B.S. from Stanford University and an M.B.A. from Harvard Business School. We believe that Mr. Rickertsen is well-suited to serve on our Board of Directors due to his finance and capital markets experience across various industries and his experience as an outside director of several public companies, which provides the Board of Directors with important perspectives on corporate governance matters.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED HEREIN FOR ELECTION AS DIRECTOR.

CORPORATE GOVERNANCE AND

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Related Person Transactions Policy and Related Person Transactions

We have adopted a formal written policy and procedure for the review, approval and ratification of related person transactions, as defined under the rules and regulations promulgated by the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). The policy covers any transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. For purposes of the policy, a related person is defined to be any of the following: a director, director nominee, or executive officer of the Company since the beginning of the Company’s last fiscal year; a beneficial owner of more than 5% of any class of the Company’s voting securities; a member of a foregoing person’s immediate family; and any entity in which one or more of the foregoing persons, individually or in the aggregate, has or had a greater than 10% ownership interest. The policy generally requires any proposed related person transaction to be reported to our General Counsel and reviewed and approved by the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) prior to effectiveness or consummation of the transaction, whenever practical. If the General Counsel determines that advance approval of a related person transaction is not practical under the circumstances, the Audit Committee must review the transaction and, in its discretion, may ratify the related person transaction at the next meeting of the Committee. For transactions arising between meetings of the Audit Committee, the Chair of the Audit Committee can approve the transaction, subject to ratification by the Audit Committee at the next meeting of the Audit Committee. If the General Counsel first learns of a related person transaction after such transaction has already taken place, the Audit Committee must review and, in its discretion, may ratify the related person transaction at its next meeting. Related person transactions involving compensation of executive officers must be reviewed and approved in accordance with the Company’s then existing executive compensation policies or procedures as approved by the Board of Directors or an independent committee thereof.

The Audit Committee may approve or ratify a related person transaction only if the Audit Committee determines that, under the circumstances, the transaction is in our best interests. The Audit Committee may impose conditions on the related person transaction as it deems appropriate. In making such determination, the Audit Committee reviews and considers the following, among other factors:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature is reviewed by the Audit Committee annually.

In addition to the procedures set forth in the policy, we have multiple processes for reporting conflicts of interests, including related person transactions, to the Audit Committee. Under our Code of Conduct, all

employees are required to report any transaction, relationship, or other circumstance that constitutes a conflict of interest for such employee to the General Counsel or to the Audit Committee, as appropriate. We also annually distribute questionnaires to our executive officers and members of the Board of Directors requesting certain information regarding, among other things, their immediate family members, employment, and beneficial ownership interests, which information is then reviewed for any conflicts of interest under the Code of Conduct and for any related person transaction under the policy.

Except as may be the case with respect to the matters discussed in the immediately following section, and except as may otherwise be disclosed in “Executive and Director Compensation—Executive Officer Compensation” or “Executive and Director Compensation—Director Compensation,” there have been no related person transactions required to be reported pursuant to rules or regulations promulgated by the Securities Exchange Act since the beginning of 2015.

New Executive Officer Compensation Arrangements

Messrs. Rennyson, Tae, and Shao each became an executive officer of MicroStrategy on January 8, 2016. As discussed further in “Executive and Director Compensation—Compensation Discussion and Analysis”, consistent with the Nasdaq Marketplace Rules applicable to controlled companies, certain compensation arrangements for executive officers are determined by the Chief Executive Officer, not the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). Consequently, certain compensation and other related amounts paid by MicroStrategy to Messrs. Rennyson, Tae, and Shao since January 8, 2016 may constitute related person transactions for reporting purposes under the Securities Exchange Act.

Through March 31, 2016, Mr. Rennyson’s annual base salary was $400,000; effective April 1, 2016, Mr. Rennyson’s annual base salary for 2016 increased to $450,000. Mr. Tae’s annual base salary for 2016 is $500,000. Each of Messrs. Rennyson’s and Tae’s 2016 bonus plans are designed to award the applicable executive officer based on (i) his department’s “contribution margin” (in Mr. Rennyson’s case, over a specified threshold) and (ii) the annualized value of specific types of contracts over a specified threshold. Through March 31, 2016, Mr. Shao’s annual base salary was $451,000; effective April 1, 2016, Mr. Shao’s annual base salary for 2016 increased to $470,000. Mr. Shao’s annual discretionary bonus target is $420,000. Each of Messrs. Rennyson, Tae, and Shao are also generally entitled to the perquisites and personal and other benefits (e.g., 401(k) plan match and life insurance premiums) to which all other executive officers below the CEO level are entitled, including certain tax gross-ups, as further described in “Executive and Director Compensation—Compensation Discussion and Analysis”. Certain of the compensation arrangements described in the preceding sentence are determined by the Compensation Committee, and certain of them are determined by the Chief Executive Officer. From January 8, 2016 through April 19, 2016, each of Messrs. Rennyson’s, Tae’s, and Shao’s use of any such compensation arrangements determined by the Chief Executive Officer have resulted in an aggregate incremental cost to MicroStrategy of less than $10,000 per executive officer.

Board of Directors

Our Board of Directors is currently comprised of Messrs. Saylor, Epstein, Graham, Patten, and Rickertsen. The Board of Directors met four times during 2015. During 2015, all members attended all the meetings of the Board of Directors and all meetings of the committees of the Board on which they served at the time of such meetings. The Board of Directors has determined that each of the Company’s non-employee directors is an independent director as defined in Rule 5605(a)(2) of the NASDAQ Stock Market, Inc. (“Nasdaq”) Marketplace Rules. Mr. Saylor is not an independent director under Rule 5605(a)(2) because he is our Chief Executive Officer & President. Independent directors collectively constituted during 2015, currently constitute, and following the Annual Meeting will constitute, a majority of the Board of Directors.

The independent members of the Board of Directors regularly meet in executive session without any employee directors or other members of management in attendance.

Controlled Company

We are a controlled company as defined in Rule 5615(c)(1) of the Nasdaq Marketplace Rules, because more than 50% of the voting power of the Company is controlled by our Chairman, President & Chief Executive Officer, Michael J. Saylor.

Because we qualify as a “controlled company,” we are not required to have a majority of our Board of Directors be comprised of independent directors. Additionally, our Board of Directors is not required to have an independent compensation or nominating committee, or to have the independent directors exercise the nominating function. We also are not required to have the compensation of our executive officers be determined by a compensation committee of independent directors or a majority of the independent members of our Board of Directors. In addition, we are not required to empower our Compensation Committee with the authority to engage the services of any compensation consultants, legal counsel, or other advisors, or to have the Compensation Committee assess the independence of compensation consultants, legal counsel, and other advisors that it engages.

In light of our status as a controlled company, our Board of Directors has determined not to establish an independent nominating committee or have its independent directors exercise the nominating function, and has elected instead to have the board of directors be directly responsible for nominating members of the Board of Directors. As mentioned above, the majority of our Board of Directors is currently comprised of independent directors, and our Board of Directors has established a Compensation Committee comprised entirely of independent directors. For more information regarding how we determine our executive compensation in light of our status as a controlled company, please see “Executive and Director Compensation—Compensation Discussion and Analysis” below.

Audit Committee

The Board of Directors has established a standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act and adopted the Tenth Amended and Restated Audit Committee Charter, which is publicly available on the Corporate Governance section of our website, http://ir.microstrategy.com/corporate-governance.cfm. The Audit Committee of the Board of Directors provides the opportunity for direct contact between our independent registered public accounting firm and the Board of Directors.

The Audit Committee is currently comprised of Messrs. Graham (Chairman effective October 23, 2015), Patten (Chairman through October 23, 2015), and Rickertsen. The Audit Committee met five times during 2015. All members attended all the meetings of the Audit Committee.

The Board of Directors has determined that each member of the Audit Committee meets the Nasdaq Marketplace Rules definition of an independent director for audit committee purposes, as well as the independence requirements of Rule 10A-3 under the Securities Exchange Act. The Board of Directors has designated Mr. Graham as an audit committee financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K. Additional information regarding the Audit Committee and its functions and responsibilities is included in this proxy statement under the caption “Audit Committee Report.”

Compensation Committee

The Board of Directors has established a standing Compensation Committee and adopted a Second Amended and Restated Charter for the Compensation Committee, which is publicly available on the Corporate Governance section of our website, http://ir.microstrategy.com/corporate-governance.cfm. The Compensation Committee of the Board of Directors makes determinations regarding the compensation arrangements of our Chief Executive Officer & President, compensation arrangements that we seek to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), including awards under the MicroStrategy 2013 Stock Incentive Plan (as amended, the “2013 Equity Plan”), and arrangements relating to certain perquisites and personal benefits provided to our executive officers, and performs other functions related to compensation matters.

The Compensation Committee is comprised of Messrs. Rickertsen (Chairman), Epstein, and Patten. The Compensation Committee held four telephonic meetings during 2015. All members attended all the meetings of the Compensation Committee.

The Board of Directors has determined that each member of the Compensation Committee meets the Nasdaq Marketplace Rules definition of an independent director for compensation committee purposes. Each member of the Compensation Committee is also a non-employee director, as defined in Rule 16b-3 under the Securities Exchange Act, and an outside director under Section 162(m). Additional information regarding the Compensation Committee and its functions and responsibilities is included in this proxy statement under the captions “Executive and Director Compensation—Compensation Discussion and Analysis” and “Executive and Director Compensation—Compensation Committee Report.”

Board Leadership Structure

Mr. Saylor, our President & Chief Executive Officer, is also the Chairman of the Board of Directors. Our Board of Directors has determined that having the same individual hold both positions is appropriate for a controlled company, in the best interests of MicroStrategy and our stockholders, and consistent with good corporate governance for the following reasons:

•	Our Chief Executive Officer is more familiar with our business and strategy than an independent, non-employee Chairman would be and is thus better positioned to focus our Board of Directors’ agenda on the key issues facing our Company.

•	A single Chairman and Chief Executive Officer provides strong and consistent leadership for the Company, without risking overlap or conflict of roles.

•	Oversight of our Company is the responsibility of our Board of Directors as a whole, and this responsibility can be properly discharged without an independent Chairman.

We do not have a lead independent director or a presiding director; however, the independent directors regularly meet in executive sessions of the Board of Directors. In light of our status as a controlled company, we believe that our Board of Directors structure provides an appropriate balance of management leadership and non-management oversight.

Oversight of Risk

Our Board of Directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our Board of Directors and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our Board of Directors oversees risk management activities relating to business strategy, capital allocation, organizational structure, and certain operational risks; our Audit Committee oversees risk management activities related to financial controls and legal and compliance risks; and our Compensation Committee oversees risk management activities relating to the Company’s compensation policies and practices. In addition, since risk issues often overlap, committees from time to time can request that the full Board of Directors discuss particular risk issues.

Director Candidates

As noted above, we do not have a standing nominating committee and the functions of evaluating and selecting directors are performed by the Board of Directors as a whole. The Board of Directors will, from time to time, evaluate biographical information and background material relating to potential candidates and interview selected candidates. The Board of Directors does not currently have a charter or written policy with regard to the nomination process. We have not engaged a third party to assist us in identifying and evaluating the individuals nominated for election as directors at the Annual Meeting.

In considering whether to nominate any particular candidate for election to the Board of Directors, the Board of Directors uses various criteria to evaluate each candidate, including each candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest, and ability to act in the interests of our stockholders. The Board of Directors also considers whether a potential nominee would satisfy the Nasdaq Marketplace Rules definition of an independent director and the SEC’s definition of an audit committee financial expert. The Board of Directors does not set specific minimum qualifications or assign specific weights to particular criteria and no particular criterion is a prerequisite for a prospective nominee. Our Board of Directors does not have a formal policy with respect to diversity, but we believe that the backgrounds and qualifications of our directors, considered as a group, should reflect a diverse set of experience, knowledge, and abilities that will allow the Board of Directors to fulfill its responsibilities, and the Board of Directors takes such diversity into consideration in connection with prospective nominees.

We do not have a formal policy with regard to the consideration of director candidates recommended by our stockholders because of our status as a controlled company under Nasdaq Marketplace Rules. Stockholder recommendations relating to director nominees or otherwise may be submitted in accordance with the procedures set forth below under the caption “Stockholder Proposals.” Any stockholder nominations proposed for consideration should include the nominee’s name and qualifications. Any recommendations received from stockholders will be evaluated in the same manner that potential nominees recommended by members of the Board of Directors, management or other parties are evaluated. Stockholders may also send communications to the Board of Directors in accordance with the procedures set forth below under the caption “Communicating with the Board of Directors.”

Director Attendance at Annual Meeting of Stockholders

Although we do not have a policy with regard to directors’ attendance at our Annual Meeting, all directors are encouraged to attend the Annual Meeting. All five members of the current Board of Directors attended the 2015 Annual Meeting of Stockholders.

Communicating with the Board of Directors

Stockholders who wish to send communications to the Board of Directors may do so by writing to the Secretary of MicroStrategy, c/o MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication.” All such letters must identify the author as a stockholder and must include the stockholder’s full name, address, and a telephone number. The name of any specific intended Board recipient should be noted in the communication. The Secretary will forward any such correspondence to the intended recipients; however, prior to forwarding any such correspondence, the Secretary or his designee will review such correspondence, and in his or her discretion, may not forward communications that relate to ordinary business affairs, communications that are primarily commercial in nature, personal grievances, or communications that relate to an improper or irrelevant topic or are otherwise inappropriate for the Board of Directors’ consideration.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors, officers, and holders of more than 10% of our class A common stock to file with the SEC initial reports of ownership of our class A common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Directors, officers, and holders of 10% of our class A common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of copies of the reports furnished to us and representations made by our directors and officers regarding their filing obligations, all Section 16(a) filing requirements were satisfied with respect to 2015.

Code of Ethics

The Board of Directors, through its Audit Committee, has adopted a Code of Ethics that applies to MicroStrategy’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and such other personnel of MicroStrategy or its majority-owned subsidiaries as may be designated from time to time by the Chairman of the Audit Committee. The Code of Ethics, as amended, is publicly available on the Corporate Governance section of our website, http://ir.microstrategy.com/corporate-governance.cfm. We intend to disclose any amendments to the Code of Ethics or any waiver from a provision of the Code of Ethics on the Corporate Governance section of our website, http://ir.microstrategy.com/corporate-governance.cfm.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The six individuals who are identified in the Summary Compensation Table on page 31 consist of three individuals who are current executive officers and three individuals who served as executive officers for all or a portion of 2015 but who have since departed the Company. All six of these individuals constitute our “named executive officers” for 2015 as defined in Section 402(a)(3) of Regulation S-K. We refer below to these six individuals in our Compensation Discussion and Analysis as our “executive officers.” The goal of our compensation program for our executive officers is the same as our goal for operating the Company—to create long-term value for our stockholders. In furtherance of this goal, our executive compensation program is designed to reward and provide incentives for exceptional individual performance and effective leadership by the executive officers, and superior financial and operating results of the Company, and to attract, motivate and retain our executive officers. It is also designed to align our executive officers’ interests with those of our stockholders. These objectives serve as the basis for determining the overall compensation of each executive officer, considered in light of Company performance.

Compensation Objectives

Performance and Alignment

Each of our current executive officers possesses skills, experience, and qualities that made him a unique and valuable member of the management team in 2015. The compensation arrangements for our executive officers in 2015 were designed to reflect their abilities, responsibilities, management experience, performance, and contribution to the leadership and management of their particular departments and the Company as a whole. We have sought to align the interests of our executive officers with those of our stockholders by evaluating executive officer performance on the basis of key financial metrics that we believe contribute to both short-term and long-term stockholder value. Key elements of our executive compensation program that were designed to achieve these objectives with respect to 2015 included:

•	a base salary for executive officers other than Mr. Saylor designed to reward overall performance and establish motivation for future performance;

•	a discretionary annual cash bonus target for Phong Q. Le (our Senior Executive Vice President & Chief Financial Officer) and Timothy E. Lang (our Senior Executive Vice President & Chief Technology Officer) designed to reward performance based on a subjective evaluation of the executive officer’s performance in the context of general economic and industry conditions and Company performance;

•	long-term incentives in the form of a stock option award granted to each of Messrs. Le and Lang under the MicroStrategy Incorporated 2013 Stock Incentive Plan (as amended, the “2013 Equity Plan”);

•	a one-time reporting bonus arrangement for Mr. Le in connection with the commencement of his employment with the Company;

•	a one-time cash bonus for Mr. Lang that was in addition to the annual cash bonus target described above in recognition of his achievement of certain strategic goals; and

•	an incentive cash bonus arrangement for Jonathan F. Klein (our former President & Chief Legal Officer) and Paul N. Zolfaghari (our former President) that provided a bonus opportunity based on our diluted earnings per share for the fiscal year.

In September 2014, at Mr. Saylor’s request, the Compensation Committee reduced Mr. Saylor’s annual base salary to $1 and eliminated Mr. Saylor’s incentive cash bonus arrangement. The Compensation Committee adopted these changes in connection with the Company’s restructuring efforts and cost reduction initiatives announced in the second half of 2014. At Mr. Saylor’s request, the Compensation Committee again left his annual base salary at $1 and did not establish a cash bonus arrangement for him with respect to 2015.

Prior to 2013, we had not granted equity awards in MicroStrategy stock to executive officers since 2003. The last tranches of MicroStrategy stock options granted to our executive officers under our prior stock incentive plans vested in 2008. In order to enhance our ability to attract, retain, and motivate persons who are expected to make important contributions to the Company and to provide such persons with equity ownership opportunities and performance-based incentives that are intended to further align their long-term interests with those of our stockholders, in September 2013, the Board of Directors adopted the 2013 Equity Plan. Eligible participants under the 2013 Equity Plan include employees, officers, directors, consultants, and advisors of the Company. In October 2015, in order to provide the Company with flexibility to issue additional equity incentive awards to key personnel in the future, the Board of Directors adopted an amendment to the Company’s 2013 Equity Plan, subject to stockholder approval, to increase the total number of shares of the Company’s class A common stock authorized for issuance under the 2013 Equity Plan from 1,500,000 to 1,700,000 (“Amendment No. 3”).

In 2015, the Compensation Committee granted stock option awards, as opposed to restricted stock or restricted stock units, to Messrs. Le and Lang and certain other members of senior management because stock option awards provide us with the flexibility to compete effectively for executive talent in a manner that is cost-effective to us, allowing for packages that are more attractive to our executive officers. In addition, unlike restricted stock or restricted stock units, stock options only provide a return to an award recipient if the price of our class A common stock increases. As stock option awards motivate award recipients to increase the long-term price of our class A common stock, they help to align the long-term interests of award recipients with those of our stockholders. We did not grant option awards in 2015 to the other executive officers because they had already received significant equity awards under the 2013 Equity Plan in 2013 or 2014 that were intended to provide an appropriate long-term incentive over future years. We believe that stock option awards, together with our cash bonus arrangements, as applicable, provide appropriate short and long-term incentives to our executive officers to increase stockholder value through their collective efforts in corporate functions, product design, engineering, services, and sales to our customers.

We also provided each of our executive officers with certain perquisites and other benefits in 2015 that the Compensation Committee or CEO, as applicable, believes are reasonable and consistent with the objectives of our executive compensation program. Perquisites comprised a significant portion of Mr. Saylor’s 2015 compensation, principally as a result of security and transportation-related benefits and associated tax gross-up payments that are discussed below.

In determining executive officer compensation for 2015, the Compensation Committee and the CEO considered the stockholder support that the “Say-on-Pay” proposal received at our April 23, 2014 annual meeting of stockholders. Based on such considerations, we determined not to make significant changes to our compensation mix and other compensation policies other than those described above since the “Say-on-Pay” vote. We believe that, with these changes, our compensation programs are effectively designed in light of our objectives and are aligned with the interests of our stockholders.

Retention

Because of their experience and talents, our executive officers are often presented with other professional opportunities, including ones at potentially higher compensation levels. We seek to retain executive officers by providing an overall compensation package that is market competitive over time and provides significant long-term incentives through the grant of awards under the 2013 Equity Plan, which are subject to a vesting period of approximately four years.

Implementing Our Objectives

Role of the Compensation Committee and CEO

The Compensation Committee has the authority and responsibility to develop, adopt, and implement compensation arrangements for the CEO. The Board of Directors has delegated to the CEO the authority and responsibility to develop, adopt, and implement compensation arrangements for all executive officers other than the CEO. The CEO makes compensation determinations regarding other executive officers in periodic consultation with the Compensation Committee, consistent with the Nasdaq Marketplace Rules applicable to controlled companies, except with respect to awards under the 2013 Equity Plan, certain other compensation arrangements that we seek to qualify as performance-based compensation under Section 162(m), and certain perquisite compensation, all of which arrangements are determined by the Compensation Committee. In 2015, such other arrangements determined by the Compensation Committee included the incentive cash bonus arrangements established for Messrs. Klein and Zolfaghari. Neither the Company nor the Compensation Committee engaged a third-party compensation consultant to help determine or provide input regarding the determination of 2015 compensation for the CEO or the other executive officers.

Determining Compensation

Our executive compensation decisions are based on a review of our performance and a subjective assessment of the executive officer’s performance during the year against financial and strategic goals, taking into account the scope of the executive officer’s responsibilities, his employment and compensation history with us, overall compensation arrangements and long-term potential to enhance stockholder value, all in the context of general economic and industry conditions. Specific factors that may affect compensation decisions for the executive officers include:

•	key financial metrics such as revenue, operating profit, core operating income, earnings per share, and operating margins; and

•	strategic and operational objectives such as technological innovation, major product releases, sales and marketing execution, and operational excellence.

We combined the compensation elements for each executive officer in a manner that we believe is consistent with the executive officer’s role and contributions to the Company and serves certain other Company objectives described below. We believe that our 2015 executive compensation program, including stock options under the 2013 Equity Plan granted to executive officers in 2015 and in prior years, promotes long-term value to stockholders by retaining key executive officers and rewarding them, as applicable, for increases in the market price of our class A common stock and for financial and operational results that are expected to contribute to long-term stockholder value.

In September 2014, at Mr. Saylor’s request, the Compensation Committee reduced Mr. Saylor’s annual base salary to $1 and eliminated Mr. Saylor’s incentive cash bonus arrangement. The Compensation Committee adopted these changes in connection with the Company’s restructuring efforts and cost reduction initiatives announced in the second half of 2014. The Compensation Committee considered Mr. Saylor’s compensation arrangements in March 2015 and, at Mr. Saylor’s request, left his annual base salary at $1 and did not establish a cash bonus arrangement for him with respect to 2015. Accordingly, the Compensation Committee did not conduct benchmarking when establishing Mr. Saylor’s compensation for 2015.

For 2015, we adopted incentive cash bonus arrangements for Messrs. Klein and Zolfaghari that were designed to reward performance and responsibilities undertaken based on specific, pre-established Company financial metrics for the fiscal year because we believed that their responsibilities for 2015 could be tied to specific Company-wide performance metrics. We did not utilize formulas with respect to the bonus compensation of other executive officers for 2015 because we believed that more qualitative and subjective evaluations were necessary in determining their appropriate levels of compensation as these executive officers were responsible for, among other things, strategic objectives and operational goals that cannot always be measured by traditional financial metrics. Instead, we adopted discretionary annual cash bonus arrangements for Messrs. Le and Lang for 2015 designed to reward performance on the basis of a subjective evaluation of their individual performance in the context of general economic and industry conditions and Company performance. In addition, Mr. Lang received a one-time cash bonus in 2015 in recognition of his achievement of certain strategic goals. We also adopted a one-time reporting bonus arrangement for Mr. Le in 2015, which was designed to attract Mr. Le to the Company and was determined by the CEO based on the CEO’s subjective evaluation of the scope of Mr. Le’s responsibilities and Mr. Le’s long-term potential to enhance stockholder value. We did not adopt any cash bonus arrangements for Douglas Thede (our former Chief Financial Officer) for 2015 since, in March 2015, he announced his plans to retire from the Company.

In 2015, in connection with grants to various other members of senior management, the Compensation Committee granted a stock option under the 2013 Equity Plan to each of Messrs. Le and Lang to purchase 40,000 shares and 50,000 shares, respectively, of the Company’s class A common stock. These awards (i) vest in equal annual installments over a four-year vesting period unless accelerated upon a change in control event, as defined in the applicable option agreement, or otherwise in accordance with the provisions of the 2013 Equity Plan or the applicable option agreement, (ii) have an exercise price equal to the fair market value of our class A common stock on the date of grant, (iii) expire ten years following the date of grant, and (iv) are subject to the other terms and conditions of the 2013 Equity Plan and applicable option agreement. In granting stock options under the 2013 Equity Plan during 2015, the Compensation Committee, based on recommendations from the CEO, made subjective evaluations of appropriate award amounts to help attract, motivate, and retain the applicable executive officers based on the scope of the executive officer’s responsibilities, employment and compensation history with us, overall compensation arrangements, and long-term potential to enhance stockholder value, all in the context of general economic and industry conditions and Company performance.

From 2010 to 2013, the Compensation Committee granted percentage-based bonus awards to certain of our executive officers and other key employees under our Performance Incentive Plan in lieu of MicroStrategy stock options. In granting such awards to our executive officers, the Compensation Committee, based on recommendations from the CEO, made subjective evaluations of appropriate award amounts to help motivate and retain the applicable executive officers based on the individual performance of the applicable executive officers in the context of general economic and industry conditions and Company performance in the applicable prior year. These determinations took into account the scope of the executive officer’s responsibilities, his employment and compensation history with us, overall compensation arrangements, and long-term potential to enhance stockholder value. These awards generally require the award recipient to remain an employee for three years after the applicable performance period and to satisfy other terms and conditions of the Performance Incentive Plan in order to receive a bonus pay-out under the award. The awards granted in 2010 and 2011 were earned prior to 2015 by executive officers who satisfied the terms and conditions of the Performance Incentive Plan. The awards granted to certain executive officers for 2012 and 2013 are described in the table below (the “Performance Incentive Plan Awards Table”). We adopted, and began granting awards under, the 2013 Equity Plan in September 2013 and have now transitioned from the Performance Incentive Plan to the 2013 Equity Plan for the purpose of providing long-term incentive compensation arrangements for our executive officers. There are currently no awards outstanding under the Performance Incentive Plan pursuant to which any executive officer is eligible to receive any amounts.

	2012		2013
	Percentage- Based Bonus Award	Bonus Amount Determined	Percentage- Based Bonus Award	Bonus Amount Determined
Jonathan F. Klein*	0.66%	$218,453	0.80%	$155,520
Paul N. Zolfaghari**	N/A	N/A	0.80%	$155,520
Douglas K. Thede***	0.66%	$218,453	0.66%	$128,304

Total	1.32%	$436,906	2.26%	$439,344

*	The award granted to Mr. Klein for 2012 was earned in December 2015 and paid in January 2016. Mr. Klein’s employment with the Company ended in January 2016 and, accordingly, he became ineligible to receive any amounts with respect to his award for 2013.
**	Mr. Zolfaghari’s employment with the Company ended in January 2016 and, accordingly, he became ineligible to receive any amounts with respect to his award for 2013.
***	Mr. Thede’s employment with the Company ended in October 2015 and, accordingly, he became ineligible to receive any amounts with respect to his awards for 2012 and 2013.

We incorporate flexibility into our compensation program and the assessment process to respond to and adjust for an evolving and dynamic business environment. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and to achieve our retention goals.

As discussed above, the Compensation Committee did not conduct benchmarking when establishing Mr. Saylor’s compensation for 2015. The Compensation Committee and the CEO do not conduct benchmarking in establishing compensation arrangements for any of the other executive officers, but instead establish compensation based on their respective subjective determinations of the scope of responsibilities placed on each executive officer, the executive officer’s unique leadership skills, management experience, and contributions, while also taking into account the executive officer’s employment and compensation history with us, overall compensation arrangements, and his long-term potential to enhance shareholder value, all in the context of general economic and industry conditions and Company performance. The Compensation Committee and the CEO do not assign relative weights to Company and individual performance in establishing these compensation arrangements, but instead make respective subjective determinations after considering such performances collectively.

Employment and Severance Agreements

As a general matter, our executive officers do not have standing employment, severance, or change-of-control agreements. Our CEO serves at the will of the Board of Directors and the other executive officers serve at the will of the Board of Directors and the CEO. This approach is consistent with our employment and compensation philosophy that relies significantly upon providing performance-based incentives and aligning the interests of executive officers with those of our stockholders.

Equity Ownership Guidelines

As of March 31, 2016, Mr. Saylor beneficially owned 200,000 shares of class A common stock (in the form of an option to purchase 400,000 shares of class A common stock, of which 100,000 shares were vested as of March 31, 2016 and an additional 100,000 shares are scheduled to vest within 60 days of March 31, 2016) and 2,011,668 shares of class B common stock, collectively representing 67.9% of the total voting power and 19.0% of the total equity interest in the Company. Given the significant equity stake already held by Mr. Saylor, we do not believe that any equity ownership guidelines would be meaningful.

Deductibility of Executive Compensation

Section 162(m) generally disallows a tax deduction to a public company for compensation over $1 million paid to its chief executive officer and its other officers (other than the chief financial officer) whose compensation is required to be disclosed to the company’s stockholders under the Securities Exchange Act for being among the most highly compensated officers. However, qualified performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee and the CEO take into account, to the extent they believe appropriate, the limitations on the deductibility of executive compensation imposed by Section 162(m) in determining compensation levels and practices applicable to our executive officers. The Compensation Committee and CEO believe that there may be circumstances in which our interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

Elements Used to Achieve 2015 Compensation Objectives

The principal elements of our 2015 compensation program for Mr. Saylor were a stock option award under the 2013 Equity Plan granted in 2014 and perquisites consisting principally of security and transportation-related benefits and associated tax-gross up payments. The principal elements of our 2015 compensation program for Mr. Le were a base salary, a discretionary annual cash bonus target, a stock option award under the 2013 Equity

Plan granted in 2015, and a one-time reporting bonus in connection with the commencement of Mr. Le’s employment with the Company, as further described below. The principal elements of our 2015 compensation program for Mr. Lang were a base salary, a discretionary annual cash bonus target, a stock option award under the 2013 Equity Plan granted in 2015, and a one-time cash bonus, as further described below. The principal elements of our 2015 compensation program for Messrs. Klein and Zolfaghari were a base salary, an incentive cash bonus opportunity for 2015, and stock option awards under the 2013 Equity Plan granted in 2013. The principal elements of our 2015 compensation program for Mr. Thede were a base salary and a stock option award under the 2013 Equity Plan granted in 2013. We also provided each of our executive officers with certain perquisites and other benefits in 2015 that the Compensation Committee or CEO, as applicable, believes are reasonable and consistent with the objectives of our executive compensation program. Each of these compensation elements satisfies one or more of our performance, alignment, and retention objectives, as described more fully below.

Base Salary

We provide cash compensation in the form of base salary to attract and retain talented executive officers by recognizing the scope of responsibilities placed on each executive officer and rewarding each executive officer for his strengths and abilities in his respective field, leadership skills, management experience, and contributions. We also take into consideration economic and industry conditions and Company performance, motivation for continued growth in the future, and the competitive market for talented managers. We do not assign relative weights to Company and individual performance, but instead make a subjective determination after measuring such performances collectively. In 2015, a competitive base salary was an important component of compensation as it provided a degree of financial stability for each of our executive officers other than Mr. Saylor.

In September 2014, at Mr. Saylor’s request, the Compensation Committee reduced Mr. Saylor’s annual base salary to $1. The Compensation Committee adopted this change in connection with the Company’s restructuring efforts and cost reduction initiatives announced in the second half of 2014. In addition, the Compensation Committee considered that following the reduction in Mr. Saylor’s salary and elimination of his incentive cash bonus arrangement, a larger percentage of Mr. Saylor’s compensation would be directly tied to the Company’s stock performance, which is consistent with the Company’s compensation policies approved by stockholders at our 2014 annual meeting, and that such change would not adversely impact his financial stability. The Compensation Committee considered Mr. Saylor’s compensation arrangements in March 2015 and, at Mr. Saylor’s request, left his annual base salary at $1.

Effective April 1, 2015, the CEO increased Mr. Lang’s base salary from $300,000 to $325,000. The CEO made this determination after taking into consideration all other material elements of Mr. Lang’s compensation arrangements and after considering Mr. Lang’s achievement of certain strategic goals in 2015, particularly relating to the release of MicroStrategy 10 Secure Enterprise™.

Cash Bonuses

Our cash bonus compensation is designed to (i) help us attract and retain talented executive officers and (ii) reward achievement of strategic and financial goals that support our objective of enhancing stockholder value and to motivate executive officers to achieve superior performance in their areas of responsibility. Together with our stock option awards, our cash bonus compensation program is one of the main vehicles for providing performance-based compensation to executive officers. We consider various factors in determining the form and structure of the cash bonus arrangement that is most appropriate for rewarding and motivating the individual executive officer.

No Saylor Cash Bonus

In September 2014, at Mr. Saylor’s request, the Compensation Committee eliminated Mr. Saylor’s 2014 incentive cash bonus arrangement. The Compensation Committee adopted this change in connection with the Company’s restructuring efforts and cost reduction initiatives announced in the second half of 2014. At Mr. Saylor’s request, the Compensation Committee did not establish a cash bonus arrangement for Mr. Saylor with respect to 2015.

President Cash Bonus Formulas

In March 2015, the Compensation Committee, based on recommendations from the CEO, established an incentive cash bonus arrangement for each of Messrs. Klein and Zolfaghari with respect to his respective performance for 2015. At that time, both individuals, as Presidents, had responsibilities that related to our business as a whole. Accordingly, the Compensation Committee believed that basing each President’s incentive cash bonus arrangement on DEPS, a Company-wide financial metric, with the ability for the Committee to exercise negative discretion based on performance and actual year-end contributions, provided the appropriate incentive for each President’s performance in light of their responsibilities. We believed that establishing DEPS as a performance metric would help to align each President’s interests with those of our stockholders because increases in DEPS directly increase the overall value of the Company to stockholders.

Under the formula established by the Compensation Committee, the amount of the bonus opportunity for each of Messrs. Klein and Zolfaghari was equal to the product of $160,000 multiplied by the Company’s DEPS for the fiscal year ended December 31, 2015, subject to the Compensation Committee’s discretion to award a cash bonus amount lower than the eligible bonus amount calculated using each 2015 President Bonus Formula. The maximum cash bonus amount for each of Messrs. Klein and Zolfaghari pursuant to his respective 2015 President Bonus Formula was $6,500,000.

In January 2016, the Compensation Committee determined not to pay either Mr. Klein or Mr. Zolfaghari a bonus pursuant to each executive’s respective 2015 President Bonus Formula for the reasons described below.

Discretionary Annual Cash Bonus Targets

The compensation of Messrs. Le and Lang in 2015 included discretionary annual cash bonus targets that were established based on the CEO’s subjective evaluation of the appropriate targets to help attract, motivate, and retain the applicable executive officer, taking into account the scope of the executive officer’s responsibilities, his employment and compensation history with us, overall compensation arrangements, and long-term potential to enhance stockholder value, all in the context of general economic and industry conditions and Company performance. In setting target bonus amounts, the CEO considered his expectations for the business department headed by each executive officer and the executive officers’ potential for achieving the expectations. In evaluating the individual’s performance and determining the bonus amount, the CEO took into consideration the achievement of various strategic, operational, and financial objectives by each of these executive officers and the target bonus amount that was previously established, all in the context of general economic and industry conditions and Company performance.

We believe that a discretionary annual cash bonus arrangement was an appropriate mechanism for motivating and rewarding Messrs. Le and Lang in 2015 because each of these executive officers was responsible for, among other things, strategic objectives and operational goals that cannot always be measured by traditional financial metrics. These strategic and operational objectives included sales execution and operational excellence and, with respect to Mr. Lang, technological innovation.

One-Time Bonuses

Mr. Le’s compensation in 2015 included a one-time reporting bonus, which was established by the CEO in order to attract Mr. Le to the Company and which is recoverable by the Company if Mr. Le resigns from his employment with the Company within twelve (12) months of his start date. The CEO determined this one-time reporting bonus based on the CEO’s subjective evaluation of the scope of Mr. Le’s responsibilities and Mr. Le’s long-term potential to enhance stockholder value and in light of the competitive market for talented managers.

Mr. Lang’s compensation in 2015 included a one-time cash bonus that was in addition to the discretionary annual cash bonus target described above and that was established based on the CEO’s subjective evaluation of Mr. Lang’s performance during 2015 and his achievement of certain strategic goals, particularly relating to the Company’s release of its new software platform, MicroStrategy 10 Secure Enterprise, in June 2015.

Performance Incentive Plan

Under the Company’s Performance Incentive Plan, the Company has the ability to grant cash bonus awards to participants that provide for a payment calculated as a percentage of the Company’s core operating income with respect to a particular performance period (generally a fiscal year), subject to reduction at the discretion of the administrator of the award for a specified amount of time following the applicable performance period. Core operating income is calculated by subtracting (i) the income (loss) from continuing operations before financing and other income and income taxes for our business unit(s) other than our analytics software and services business unit for the applicable period, if any, from (ii) our consolidated income (loss) from continuing operations before financing and other income and income taxes for such period. Payment of any amount determined under the Performance Incentive Plan generally occurs within 31 days after the third anniversary of the end of the fiscal year in which the performance period occurs. The total amount paid under the Performance Incentive Plan to any individual award recipient may not exceed $1,500,000 in any fiscal year.

The Compensation Committee has the authority to grant and administer awards under the Performance Incentive Plan that we intend to qualify as performance-based compensation under Section 162(m) and to grant and administer awards to the CEO. The CEO has the authority to grant and administer other awards under the Performance Incentive Plan. At this time, the Compensation Committee and the CEO believe that the stock options granted under the 2013 Equity Plan and our cash bonus arrangements provide appropriate incentives to executive officers to increase stockholder value without further grants of awards under the Performance Incentive Plan.

In March 2012, the Compensation Committee, based on recommendations from the CEO, granted awards under the Performance Incentive Plan for 2012 to Messrs. Klein and Thede based on a percentage of the Company’s core operating income for 2012. The Compensation Committee made a subjective determination that an amount cumulatively representing approximately 1% of the Company’s core operating income for 2012 was an appropriate amount that would help motivate and retain these executive officers. Considering this cumulative amount, the Compensation Committee determined individual award amounts based on its subjective evaluation of the individual performance of each officer in the context of general economic and industry conditions and Company performance, taking into account the scope of the executive officer’s responsibilities, his employment and compensation history with us, overall compensation arrangements, and long-term potential to enhance stockholder value. The individual award amounts are set forth in the Performance Incentive Plan Awards Table. The Compensation Committee approved in March 2013 the dollar amounts for the awards granted for 2012 in each case based on the formula adopted in 2012. Mr. Thede’s employment with the Company ended in October 2015 and, accordingly, he became ineligible to receive any amounts with respect to his award for 2012 under the Performance Incentive Plan. The service period for Mr. Klein’s award was completed in December 2015, and the award was paid to Mr. Klein in January 2016.

In March 2013, the Compensation Committee, based on recommendations from the CEO, and based on the Committee’s subjective evaluation of the same set of factors considered by the Committee in determining the Performance Incentive Plan awards for 2012, granted to Messrs. Klein, Zolfaghari, and Thede awards under the Performance Incentive Plan for 2013. The service periods for these awards would have been completed in December 2016; however, as Mr. Thede’s employment with the Company ended in October 2015, and Messrs. Klein’s and Zolfaghari’s employment with the Company ended in January 2016, each such executive became ineligible to receive any amounts with respect to his award for 2013 under the Performance Incentive Plan. There are currently no awards outstanding under the Performance Incentive Plan pursuant to which any executive officer is eligible to receive any amounts.

MicroStrategy Stock Options

The Board of Directors adopted the 2013 Equity Plan in order to enhance the Company’s ability to attract, retain, and motivate persons who are expected to make important contributions to the Company and to provide such persons with equity ownership opportunities and performance-based incentives that are intended to better align their long-term interests with those of the Company’s stockholders. In October 2015, in order to provide the

Company with flexibility to issue additional equity incentive awards to key personnel in the future, the Board of Directors adopted Amendment No. 3 to increase the total number of shares of the Company’s class A common stock authorized for issuance under the 2013 Equity Plan from 1,500,000 to 1,700,000, subject to stockholder approval.

In February 2015, in connection with grants to various members of senior management, the Compensation Committee granted a stock option to purchase 50,000 shares of the Company’s class A common stock to Mr. Lang under the 2013 Equity Plan. In September 2015, in connection with grants to various members of senior management, the Compensation Committee granted a stock option to purchase 40,000 shares of the Company’s class A common stock to Mr. Le under the 2013 Equity Plan (as contemplated in his offer letter to join the Company).

To encourage retention of award recipients, the stock options granted in 2015 vest as to 25% of the original number of shares subject to the stock option on the first anniversary of the grant date, and as to an additional 25% on each anniversary thereafter until the options are vested in full, unless earlier terminated in accordance with the terms of the 2013 Equity Plan or the applicable option agreement, provided that the stock options would automatically vest in full upon a change in control event (as defined in the applicable option agreement). The stock options are also subject to such other terms and conditions as are set forth in the 2013 Equity Plan and the applicable option agreement.

If the award recipient dies or becomes disabled before the final exercise date of an option, the option shall be exercisable within one year of the date of such death or disability; provided that such option shall be exercisable only to the extent that it was exercisable by the award recipient on the date of his or her death or disability and only until the final exercise date.

If the award recipient ceases to be eligible to receive award grants under the 2013 Equity Plan, including through termination of employment without cause, the award recipient’s right to exercise his option generally terminates three months after such cessation, provided that the option was exercisable on the date of such cessation. However, if the award recipient is terminated for cause, the award recipient’s right to exercise his option will terminate immediately upon such termination, and if the award recipient violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the award recipient and the Company, the award recipient’s right to exercise his option will terminate immediately upon such violation.

In granting stock options under the 2013 Equity Plan in February and September 2015, the Compensation Committee, based on recommendations from the CEO, made subjective evaluations of appropriate award amounts to help attract, motivate, and retain the applicable executive officers based on the scope of the executive officer’s responsibilities, employment and compensation history with us, overall compensation arrangements, and long-term potential to enhance stockholder value, all in the context of general economic and industry conditions.

In September 2013, Mr. Klein and Mr. Zolfaghari were each granted a stock option to purchase 200,000 shares of the Company’s class A common stock. Also in September 2013, Mr. Thede was granted a stock option to purchase 100,000 shares of the Company’s class A common stock. At the time Mr. Thede’s employment with the Company ended in October 2015, 50,000 shares of the Company’s class A common stock subject to such option had vested. The remaining portion of Mr. Thede’s option to purchase an additional 50,000 shares of the Company’s class A common stock was terminated upon his departure pursuant to the terms of his option agreement. Following his departure and prior to December 31, 2015, Mr. Thede exercised his option with respect to the 50,000 shares of the Company’s class A common stock that had vested.

Perquisites and Other Personal Benefits

In 2015, we provided executive officers with perquisites and other personal benefits that the Compensation Committee and the CEO believe are reasonable and consistent with our overall compensation program. We believe that the cost of these benefits to us is a reasonable use of our resources. These benefits are designed to:

•	allow our executive officers to participate in important Company meetings and other events for which the Company’s payment of the expenses of such executive officers and their guests may result in imputed compensation to such executive officers for tax purposes;

•	allow our executive officers to maintain appropriate levels of visibility and activity in business, professional and social circles that may benefit our business, as well as enjoying time with friends and family;

•	allow our executive officers (and in particular, our CEO) to make more productive and efficient use of their time for Company business and enhance their personal security, in particular during personal travel;

•	allow our executive officers (and in particular, our CEO) to be in communication with the Company and available to quickly respond to time-sensitive Company matters during personal travel in an environment that allows for confidential communications regarding Company business;

•	promote our executive officers’ health and well-being; and

•	enhance our ability to retain our executive officers.

The Company has a program pursuant to which it arranges for individual disability insurance policies to be provided to eligible executive officers and certain other senior employees as a supplement to the group disability insurance that is available to most Company employees and pays the premiums with respect to such supplemental policies. In 2015, Messrs. Saylor, Lang, Klein, Zolfaghari, and Thede were eligible to participate in this program. Mr. Le was not eligible to participate in this program in 2015 since his employment with the Company commenced in August 2015.

The Company has a program pursuant to which it pays the cost of annual healthcare screenings for eligible executive officers. In 2015, Messrs. Lang, Klein, Zolfaghari, and Thede were eligible to participate in this program. Mr. Saylor was not eligible to participate in this program in 2015, and Mr. Le was not eligible to participate in this program in 2015 since his employment with the Company commenced in August 2015.

The Company’s executive officers are also generally eligible to participate in the Company’s 401(k) plan, which includes an employer match of up to $3,000 annually, and group term life insurance plan, each of which are benefits available to most Company employees. In 2015, each of our executive officers was eligible to participate in these plans.

We own a Bombardier Global Express XRS aircraft. We refer to the Bombardier Global Express XRS, collectively with additional aircraft that the Company may lease or charter, as “Company Aircraft”. We permit personal use of Company Aircraft by Mr. Saylor and, to the extent approved by Mr. Saylor, other executive officers and employees of the Company, when the applicable Company Aircraft is not being used exclusively for business use. We have established various restrictions on the personal use of Company Aircraft, including the restriction that personal use by Mr. Saylor and any other director or employee of the Company may not exceed, in the aggregate, 200 flight hours in any fiscal year.

We allow executive officers to make personal use of tickets to sporting, charity, dining, entertainment, or similar events as well as use of corporate suites, club memberships or similar facilities that we may acquire, which we refer to as the “Corporate Development Programs.”

From time to time, our Board of Directors may hold meetings and other related activities in various locations, for which we pay specified travel, lodging, food, beverage, entertainment, and related expenses on behalf of the participants and their guests. Such activities did not result in compensation to any of our executive officers in 2015.

We sponsor an annual trip and related events for sales and service personnel who have met specified performance criteria. We determined that participation by Mr. Zolfaghari in these events in 2015 was important and beneficial to us as a means of strengthening his relationships with key sales and services personnel. Accordingly, we authorized Mr. Zolfaghari, as well as his guest, to attend these events. We paid for specified travel, lodging, food, beverage, entertainment, and related expenses on behalf of the participants and their guests. We have established a policy that the compensation imputed to Mr. Saylor as a result of this perquisite, excluding any associated tax gross-up payments, may not exceed $30,000 in any fiscal year. Mr. Saylor did not participate in these events in 2015.

The Company may also request that Company personnel participate in conferences, symposia, and other similar events or activities relating to the Company’s business for which the Company pays for the expenses of Company participants and their guests. Such events and activities did not result in compensation to any of our executive officers in 2015.

From time to time, certain Company personnel, including executive officers, are offered meals prepared by the Company’s in-house catering department, which we refer to as “Company Meals.” In 2015, all of our executive officers were offered Company Meals.

The Company reimbursed Mr. Lang in 2015 for expenses relating to temporary lodging in connection with Mr. Lang’s relocation to the Washington, D.C. metropolitan area from his previous residence.

In 2015, we also made available to Mr. Saylor, as CEO, perquisites that were not generally available to other executive officers:

•	We provided Company-owned vehicles and related driving services to Mr. Saylor. In addition to business use, we authorized Mr. Saylor to make personal use of the Company-owned vehicles and related driving services when such vehicles were not being used exclusively for business purposes.

•	We pay for the services of one or more drivers for vehicles other than Company-owned vehicles for Mr. Saylor’s personal use. We have established a policy that the aggregate compensation to Mr. Saylor and any other director or employee of the Company as a result of personal use of such alternative car services, excluding any associated tax gross-up payments, may not exceed $100,000 in any fiscal year. Mr. Saylor did not make personal use of any alternative car services in 2015.

•	We subleased, at no rental cost, periodic use of a standard office space at our current headquarters building to Aeromar Management Company, LLC, which is a company wholly owned by Mr. Saylor and through which Mr. Saylor conducts personal business activities. Beginning in October 2014, the use of subleased office space was reduced from an office to a cubicle.

•	We pay for various costs related to a CEO security program pursuant to which security services are provided to Mr. Saylor, provided that the total costs to the Company of such program, together with any associated tax gross-up payments to Mr. Saylor, do not exceed $950,000 in any given calendar year (the “CEO Security Program Cap”).

•	We permit Mr. Saylor to make personal use of the Company’s in-house catering resources. We refer to such use, other than for Company Meals, as Non-Business Catering Use. We have established a policy that the compensation imputed to Mr. Saylor as a result of Non-Business Catering Use, excluding any associated tax gross-up payments, may not exceed $25,000 in any fiscal year. Mr. Saylor did not have any Non-Business Catering Use in 2015.

•	We may hold, host, or otherwise arrange events, outings, or other similar entertainment functions at which Mr. Saylor is permitted to entertain personal guests. We have established a policy that the aggregate incremental cost to us of such entertainment activities (to the extent that they are not Corporate Development Programs) attributable to Mr. Saylor, including any associated tax gross-up payments, may not exceed $75,000 in any fiscal year (the “Entertainment Events Cap”). There were no such entertainment activities in 2015.

To the extent that any of the arrangements described above result in compensation to an executive officer, the Company pays to (or withholds and pays to the appropriate taxing authority on behalf of) such executive officer a “tax gross-up” in cash approximating his (i) federal and state income and payroll taxes on the taxable income associated with such arrangements plus (ii) federal and state income and payroll taxes on the taxes that the individual may incur as a result of the payment of taxes by the Company with respect to the imputed compensation, subject to the Entertainment Events Cap and CEO Security Program Cap, as applicable.

The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the CEO and may adjust, add, or eliminate certain perquisites or benefits. Similarly, the Compensation Committee and the CEO periodically review the levels of perquisites and other personal benefits provided to the other executive officers and may adjust, add, or eliminate certain perquisites or benefits.

Change-of-Control Agreement

The options to purchase shares of our class A common stock granted under the 2013 Equity Plan to Messrs. Le and Lang in 2015, Mr. Saylor in 2014, and Messrs. Klein, Zolfaghari, and Thede in 2013 provide or provided, as applicable, for automatic vesting in full upon a change in control event (as defined in the applicable option agreement). For details on potential payments upon a change-in-control, please see “Executive Officer Compensation—Potential Payments Upon Termination or Change-in-Control.”

Determining Compensation

We generally establish performance-based cash bonus arrangements and make determinations regarding adjustments to base salary and cash bonus targets for our executive officers in the first or second quarter of each year. Determinations regarding the actual payment of bonuses are generally made in the first quarter following the applicable performance period.

Base Salary

In September 2014, at Mr. Saylor’s request, the Compensation Committee reduced Mr. Saylor’s annual base salary to $1. The Compensation Committee adopted this change in connection with the Company’s restructuring efforts and cost reduction initiatives announced in the second half of 2014. In addition, the Compensation Committee considered that following the reduction in Mr. Saylor’s salary and elimination of his cash bonus arrangement, a larger percentage of Mr. Saylor’s compensation would be directly tied to the Company’s stock performance, which is consistent with the Company’s compensation policies approved by stockholders at our 2014 annual meeting, and that such change would not adversely impact his financial stability. The Compensation Committee considered Mr. Saylor’s compensation arrangements in March 2015 and again in March 2016 and, at Mr. Saylor’s request, left his annual base salary at $1.

In 2015, the CEO established a base salary for Mr. Le, set forth below, taking into consideration all other material elements of Mr. Le’s compensation arrangements discussed below. Effective April 1, 2015, the CEO adjusted Mr. Lang’s annual base salary, as indicated in the table below, after taking into consideration all other material elements of Mr. Lang’s compensation arrangements discussed below. The CEO also considered the annual base salaries of Messrs. Klein, Zolfaghari, and Thede, set forth below, and, after taking into consideration all other material elements of the executive officers’ compensation arrangements discussed below, and, with respect to Mr. Thede, his plans to retire from the Company, determined to leave such salaries unchanged.

Annual Base Salary ($)
Phong Q. Le*	500,000
Timothy E. Lang	300,000 (effective prior to April 1, 2015) 325,000 (effective as of April 1, 2015)
Jonathan F. Klein	800,000
Paul N. Zolfaghari	800,000
Douglas K. Thede**	575,000

*	Mr. Le’s employment with the Company commenced in August 2015 and, accordingly, his annual base salary was prorated for 2015 based on the actual time Mr. Le was employed by the Company in 2015.
**	Mr. Thede’s employment with the Company ended in October 2015 and, accordingly, he became ineligible to receive any base salary following his departure.

In January 2016, the CEO again considered Mr. Lang’s annual base salary, as set forth above, and, taking into consideration all other material elements of Mr. Lang’s compensation arrangements, determined to increase Mr. Lang’s annual base salary to $400,000, effective January 1, 2016.

In making these determinations, the CEO made subjective determinations that the amounts of base salary were appropriate, and in so doing considered the following general factors:

•	Company performance over the prior several quarters and motivation for continued growth in the future, as well as economic and industry conditions;

•	job responsibilities of each executive officer as we implement new product initiatives and adjust our strategic plan for an evolving business environment;

•	each executive officer’s strengths and abilities in his respective field, his leadership skills, his management experience, his employment and compensation history, and his future potential;

•	with respect to Mr. Le, the desire to attract Mr. Le to the Company;

•	with respect to Mr. Lang, the successful release of MicroStrategy 10 Secure Enterprise in June 2015; and

•	the competitive market for talented managers with comparable experience and expertise.

Each position is unique, not only in function but also in terms of the market norms for compensation and the pool of potential executives that may be available to fill that particular role. Given these unique conditions, determinations regarding base salaries are unique to each executive and do not necessarily reflect any comparative judgments. With respect to each of the executive officers other than himself, the CEO also conducted a subjective assessment of the executive’s individual performance, as applicable, as measured against various objectives as described above.

Cash Bonuses

No Saylor Cash Bonus

In September 2014, at Mr. Saylor’s request, the Compensation Committee eliminated Mr. Saylor’s 2014 incentive cash bonus arrangement that was established by the Compensation Committee in March 2014. The Compensation Committee adopted this change in connection with the Company’s restructuring efforts and cost reduction initiatives announced in the second half of 2014. In addition, the Compensation Committee considered that following the reduction in Mr. Saylor’s salary and elimination of his cash bonus arrangement, a larger percentage of Mr. Saylor’s compensation would be directly tied to the Company’s stock performance, which is consistent with the Company’s compensation policies approved by stockholders at our 2014 annual meeting.

The Compensation Committee considered Mr. Saylor’s compensation arrangements in March 2015 and, at Mr. Saylor’s request, did not establish a cash bonus arrangement for Mr. Saylor with respect to 2015. The Compensation Committee again considered Mr. Saylor’s compensation arrangements in March 2016 and, at Mr. Saylor’s request, has not established a cash bonus arrangement for Mr. Saylor with respect to 2016.

President Cash Bonus Formulas

In January 2016, the Compensation Committee determined not to award a bonus to each of Messrs. Klein and Zolfaghari under each executive’s respective 2015 President Bonus Formula. Each 2015 President Bonus Formula provided for a bonus opportunity based on a multiplier of the Company’s DEPS. In determining not to pay Messrs. Klein and Zolfaghari a bonus under the 2015 President Bonus Formula, the Compensation Committee exercised its discretion to award a bonus amount lower than the amount calculated using the formula because the Compensation Committee did not view the amounts derived from the formula as consistent with the Compensation Committee’s assessment of Messrs. Klein’s and Zolfaghari’s contributions to the Company’s overall performance in 2015, particularly in light of the Compensation Committee’s view of the reductions in the scope of their roles and responsibilities during 2015, their performance in the areas of the business for which they retained responsibility, and the other compensation already paid to Messrs. Klein and Zolfaghari.

Discretionary Annual Cash Bonuses

The CEO used a subjective evaluation process, considering the executive officer’s overall performance and achievement of various strategic, operational, and financial objectives and the target bonus amount that was previously established, as well as Company performance, as discussed earlier, in determining discretionary annual cash bonus awards for Messrs. Le and Lang for 2015. For example, the CEO considered that in 2015 we achieved margin growth, enhanced our sales and operational processes and execution, released MicroStrategy 10 Secure Enterprise, and made continued progress with respect to product development related to Usher. As a result of this subjective evaluation process, in February 2016 the CEO determined a bonus award of $200,000 to Mr. Lang (consistent with his $200,000 annual cash bonus target for 2015) and $142,466 to Mr. Le (representing the prorated amount of Mr. Le’s $400,000 annual cash bonus target based on the actual time Mr. Le was employed with the Company in 2015) with respect to performance in 2015. We did not adopt any cash bonus arrangements for Mr. Thede for 2015 since, in March 2015, he announced his plans to retire from the Company.

In January 2016, the CEO increased Mr. Lang’s annual cash bonus target for 2016 to $400,000.

One-Time Bonuses

In connection with the commencement of his employment with the Company in August 2015, Mr. Le was paid a one-time reporting bonus of $100,000, which is recoverable by the Company if Mr. Le resigns from his employment within twelve (12) months of his start date with the Company. This reporting bonus was awarded by the CEO in order to attract Mr. Le to the Company and was based on the CEO’s subjective evaluation of the scope of Mr. Le’s responsibilities, Mr. Le’s long-term potential to enhance stockholder value and in light of the competitive market for talented managers.

In November 2015, the CEO determined a one-time cash bonus of $150,000 to Mr. Lang that was in addition to the discretionary annual cash bonus described above and that was awarded based on the CEO’s subjective evaluation of Mr. Lang’s performance during 2015 and his achievement of certain strategic goals, particularly relating to the Company’s release of its new software platform, MicroStrategy 10 Secure Enterprise, in June 2015.

MicroStrategy Stock Options

In February 2015, in connection with grants to various members of senior management, the Compensation Committee granted a stock option to purchase 50,000 shares of the Company’s class A common stock to Mr. Lang under the 2013 Equity Plan. Mr. Lang’s award (i) vests in equal annual installments over a four-year vesting period unless accelerated upon a change in control event, as defined in his option agreement, or otherwise in accordance with the provisions of the 2013 Equity Plan or his option agreement, (ii) has an exercise price equal to the fair market value of our class A common stock on the date of grant, (iii) expires ten years following the date of grant, and (iv) is subject to the other terms and conditions of the applicable option agreement and the 2013 Equity Plan. In addition, in September 2015, in connection with grants to various members of senior management, the Compensation Committee granted a stock option to purchase 40,000 shares of the Company’s class A common stock to Mr. Le under the 2013 Equity Plan (as contemplated in his offer letter to join the Company) under the same terms and conditions as Mr. Lang’s award.

In granting stock options under the 2013 Equity Plan, the Compensation Committee, based on recommendations from the CEO, made subjective evaluations of appropriate award amounts to help attract, motivate, and retain the applicable executive officers based on the scope of the executive officer’s responsibilities, employment and compensation history with us, overall compensation arrangements, and long-term potential to enhance stockholder value, all in the context of general economic and industry conditions.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

By the Compensation Committee of the Board of Directors of MicroStrategy Incorporated.

Carl J. Rickertsen

Robert H. Epstein

Jarrod M. Patten

Executive Officer Compensation

The compensation information set forth below relates to compensation paid by us to our chief executive officer, our current chief financial officer, our former chief financial officer who departed during 2015, and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2015 (two of whom have since departed the Company). In this section, we refer to all of these individuals as our “named executive officers”.

Summary Compensation Table

The table below sets forth certain information concerning the compensation of the named executive officers for the fiscal years ended December 31, 2015, December 31, 2014, and December 31, 2013.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (1)		Total ($)
Michael J. Saylor	2015	1		—		—		—		592,441	(2)	592,442
Chairman of the Board, President & Chief Executive Officer	2014	583,333		—		21,708,000	(3)	—		1,810,332		24,101,665
	2013	875,000		—		—		4,122,000	(4)	1,833,310		6,830,310

Phong Q. Le	2015	178,030		242,466	(5)	3,315,600	(3)	—		3,063		3,739,159
Senior Executive Vice President & Chief Financial Officer

Timothy E. Lang	2015	318,750		350,000	(6)	3,409,500	(3)	—		4,533		4,082,783
Senior Executive Vice President & Chief Technology Officer	2014	88,636		100,000	(7)	—		—		57,976		246,612

Jonathan F. Klein (8)	2015	800,000		—		—		218,453	(9)	16,414	(10)	1,034,867
Former President & Chief Legal Officer	2014	800,000		—				208,115	(11)	22,343		1,030,458
	2013	770,625		—		8,406,000	(3)	1,543,518	(12)	39,853		10,759,996

Paul N. Zolfaghari (13)	2015	800,000		—		—		—		44,744	(14)	844,744
Former President	2014	800,000		—		—		70,400	(15)	65,991		936,391
	2013	800,000		—		8,406,000	(3)	1,179,200	(16)	215,288		10,600,488

Douglas K. Thede (17)	2015	541,588	(18)	—		—		—		15,594	(19)	557,182
Former Senior Executive Vice President & Chief Financial Officer	2014	575,000		—		—		137,715	(20)	47,854		760,569
	2013	562,500		575,000	(21)	4,203,000	(3)	231,804	(22)	53,124		5,625,428

(1)	All Other Compensation includes the value of perquisites and other personal benefits, employer 401(k) plan match, and group term life insurance premiums for the named executive officer, as well as tax “gross-ups” paid to him for the fiscal year, but does not include perquisites and other personal benefits for the named executive officer if the total value of all perquisites and other personal benefits for such named executive officer in a given fiscal year was less than $10,000.

For purposes of the amounts reported in this column for 2015:

•	“401(k) Plan Match” refers to matching payments of up to $3,000 annually made by the Company under the Company’s 401(k) plan, which is a benefit available to most Company employees;

•	“CEO Security Program” refers to the expenses related to the CEO security program, pursuant to which the Company pays for various costs related to the provision of security to Mr. Saylor;

•	“Company Aircraft” refers to the Bombardier Global Express XRS aircraft owned by the Company as well as such other aircraft (i) that we may, from time to time, lease or charter, including, without limitation, any aircraft subject to a fractional interest program in which we may participate by leasing a fractional interest, and (ii) that has been designated by the Company to be “Company Aircraft” under our aircraft use policy;

•	“Company Meals” refers to meals prepared, from time to time, by the Company’s in-house catering department offered to Company personnel, including the named executive officers;

•	“Company Vehicles” refers to the Company’s sedan and sports utility vehicle, and related driving services;

•	“Corporate Development Programs” refers to tickets to sporting, charity, dining, entertainment, or similar events as well as use of corporate suites, club memberships, or similar facilities that the Company may acquire;

•	“Executive Healthcare Screening Program” refers to a program pursuant to which the Company pays the cost of annual healthcare screenings for eligible named executive officers;

•	“Life Insurance” refers to premiums paid by the Company with respect to group term life insurance policies, which is a benefit available to most Company employees;

•	“President’s Club” refers to an annual trip and related events for sales and service personnel who have met specified performance criteria;

•	“Sublease” refers to the sublease of office space by the Company to Aeromar Management Company, LLC, which is wholly owned by Mr. Saylor; and

•	“Supplemental Disability Insurance” refers to the premiums paid by the Company with respect to individual disability insurance policies provided to certain Company personnel, including named executive officers, as a supplement to the group disability insurance that is available to most Company employees.

See “Executive and Director Compensation—Compensation Discussion and Analysis” for further discussion of the benefits referred to in this footnote.

With respect to each item of All Other Compensation, we report the aggregate incremental cost to the Company. We generally calculate aggregate incremental cost to the Company by disregarding fixed costs that the Company has already incurred as a general matter but are necessary to provide the item, and aggregating only the variable costs that the Company incurs as a result of providing the item to the named executive officer. We calculate aggregate incremental cost to the Company for the following perquisites that represented the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for a particular named executive officer in 2015 as indicated below:

•	With respect to Company Aircraft, we have determined that there is no aggregate incremental cost to the Company when personal guests of named executive officers accompany named executive officers on business flights. In determining the aggregate incremental cost of providing the Company Aircraft for personal use when the purpose of the flight is personal in nature, we aggregated variable costs associated with the particular flight such as fuel costs, crew travel expenses, casual and temporary labor costs, aviation staff expenses, aircraft trip planning fees, handler and landing fees, and catering costs.

•	With respect to the CEO Security Program, we have determined that the aggregate incremental cost to the Company of providing this benefit is calculated by prorating the aggregated costs associated with the operation of the CEO Security Program by the percentage of time spent by the security specialists on security matters that are personal in nature. Costs associated with the operation of the CEO Security Program include compensation for the security specialists, travel, parking, lodging, and meal expenses associated with the provision of security services, consulting and advisory fees, rent and rent related office expenses, and other business costs.

(2)	Amount shown consists of (i) $102,424 in connection with personal use of the Company Aircraft, (ii) $355,049 in connection with the CEO Security Program, (iii) $76,422 in tax “gross-ups” paid to Mr. Saylor for the fiscal year, and (iv) amounts in connection with the Sublease, personal use of Company Vehicles, personal use of Corporate Development Programs, Supplemental Disability Insurance, and Company Meals.
(3)	Represents the grant date fair value of an option to purchase shares of class A common stock of MicroStrategy granted under the 2013 Equity Plan, calculated in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation”. See Note 12, “Share-based Compensation,” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the years ended December 31, 2013, December 31, 2014, and December 31, 2015, as applicable, for the assumptions made in determining grant date fair value for the option. This amount reflects the grant date fair value for the option and is not intended to represent the value, if any, that has been or will be actually realized by the individual.
(4)	Amount shown represents the bonus awarded to Mr. Saylor pursuant to his cash bonus formula for 2013.
(5)	Of the amount shown, $100,000 represents a one-time reporting bonus awarded to Mr. Le in connection with the commencement of his employment with the Company in August 2015, which is recoverable by the Company if Mr. Le resigns from his employment with the Company within twelve (12) months of his start date, and $142,466 represents a discretionary bonus awarded to Mr. Le with respect to 2015.
(6)	Of the amount shown, $150,000 represents a one-time discretionary bonus awarded to Mr. Lang in 2015 in recognition of his achievement of certain strategic goals and $200,000 represents a discretionary annual bonus awarded to Mr. Lang with respect to 2015.
(7)	Amount shown represents a discretionary cash bonus awarded to Mr. Lang with respect to 2014.
(8)	Mr. Klein’s employment with the Company ended in January 2016.
(9)	Represents Mr. Klein’s percentage-based bonus award under the Company’s Performance Incentive Plan with respect to the 2012 fiscal year, which was earned in December 2015 and paid in January 2016.
(10)	Amount shown represents amounts in connection with (i) Supplemental Disability Insurance, (ii) Company Meals, (iii) 401(k) Plan Match, (iv) Life Insurance, and (v) tax “gross-ups” paid to Mr. Klein for the fiscal year.
(11)	Of the amount shown, $70,400 represents the bonus awarded to Mr. Klein pursuant to his President cash bonus formula for 2014 and $137,715 represents Mr. Klein’s percentage-based bonus award under the Company’s Performance Incentive Plan with respect to the 2011 fiscal year, which was earned in December 2014 and paid in January 2015.
(12)	Of the amount shown, $1,179,200 represents the bonus awarded to Mr. Klein pursuant to his President cash bonus formula for 2013 and $364,318 represents Mr. Klein’s percentage-based bonus award under the Company’s Performance Incentive Plan with respect to the 2010 fiscal year, which was earned in December 2013 and paid in January 2014.
(13)	Mr. Zolfaghari’s employment with the Company ended in January 2016.
(14)	Amount shown represents amounts in connection with (i) personal use of Corporate Development Programs, (ii) President’s Club, (iii) Supplemental Disability Insurance, (iv) the Executive Healthcare Screening Program, (v) Company Meals, (vi) 401(k) Plan Match, and (vii) Life Insurance, and also includes $12,994 in tax “gross-ups” paid to Mr. Zolfaghari for the fiscal year.
(15)	Amount shown represents the bonus awarded to Mr. Zolfaghari pursuant to his President cash bonus formula for 2014.
(16)	Amount shown represents the bonus awarded to Mr. Zolfaghari pursuant to his President cash bonus formula for 2013.
(17)	Mr. Thede’s employment with the Company ended in October 2015.

(18)	Amount shown includes the value of Mr. Thede’s accrued vacation at the time that his employment with the Company ended, which amount was paid to Mr. Thede in connection with his departure.
(19)	Amount shown represents amounts in connection with (i) Supplemental Disability Insurance, (ii) the Executive Healthcare Screening Program, (iii) Company Meals, (iv) 401(k) Plan Match, (v) Life Insurance, and (vi) tax “gross-ups” paid to Mr. Thede for the fiscal year.
(20)	Amount shown represents Mr. Thede’s percentage-based bonus award under the Company’s Performance Incentive Plan with respect to the 2011 fiscal year, which was earned in December 2014 and paid in January 2015.
(21)	Amount shown represents a discretionary cash bonus awarded to Mr. Thede with respect to 2013.
(22)	Amount shown represents Mr. Thede’s percentage-based bonus award under the Company’s Performance Incentive Plan with respect to the 2010 fiscal year, which was earned in December 2013 and paid in January 2014.

Grants of Plan-Based Awards for 2015

The following table sets forth certain information concerning grants of plan-based awards to the named executive officers for the fiscal year ended December 31, 2015:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						All Other Options Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Option Awards ($) (3)
Name	Grant Date		Threshold ($)		Target ($)		Maximum ($)
Michael J. Saylor	—		—		—		—		—	—	—
Phong Q. Le	9/8/2015		—		—		—		40,000	$201.25	3,315,600
Timothy E. Lang	2/2/2015		—		—		—		50,000	$165.01	3,409,500
Jonathan F. Klein		(4)		(4)	70,400	(4)	6,500,000	(4)	—	—	—
Paul N. Zolfaghari		(4)		(4)	70,400	(4)	6,500,000	(4)	—	—	—
Douglas K. Thede	—		—		—		—		—	—	—

(1)	Amounts shown relate to options to purchase shares of our class A common stock granted under the 2013 Equity Plan.
(2)	Each option (i) is not intended to qualify as an incentive stock option, (ii) has an exercise price per share equal to the closing sale price of our class A common stock as quoted on Nasdaq on the date of grant (or, if the grant date was a non-trading day, the date of the immediately preceding trading day), (iii) expires on the tenth anniversary of the date of grant, (iv) vests as to 25% of the original number of shares subject to the stock option on the first anniversary of the date of grant, and as to an additional 25% on each anniversary thereafter until the option is vested in full, unless earlier terminated in accordance with the terms of the 2013 Equity Plan or the applicable option agreement, (v) provides for automatic vesting in full upon a change in control event (as defined in the applicable option agreement), and (vi) is otherwise subject to such other terms and conditions as are set forth in the applicable option agreement and the 2013 Equity Plan.
(3)	Amounts calculated in accordance with FASB ASC Topic 718, “Compensation – Stock Compensation”. See Note 12, “Share-based Compensation,” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the year ended December 31, 2015, for the assumptions made in determining grant date fair values. These amounts reflect the grant date fair values for these options and are not intended to represent the value, if any, that has been or will be actually realized by the individual.
(4)

On March 6, 2015, the Compensation Committee established the 2015 President cash bonus formulas for each of Messrs. Klein and Zolfaghari based on a performance goal relating to the Company’s diluted earnings per share for fiscal year 2015, as discussed in “Executive and Director Compensation—Compensation Discussion and Analysis.” The maximum bonus amount that could be awarded to each of Messrs. Klein and Zolfaghari pursuant to these formulas was $6,500,000. There were no threshold or target bonus amounts under the 2015 President cash bonus formulas. When target awards are not determinable, SEC rules require the disclosure of representative amounts based on the previous year’s performance. Accordingly, the amount in the “Target” column represents the award for which each of Messrs. Klein and Zolfaghari would have been eligible if the Company’s diluted earnings per share for fiscal year 2015 had been the same as the Company’s diluted earnings per share for fiscal year 2014. On January 8, 2016, the Compensation Committee determined to award no bonus to either Mr. Klein or Mr. Zolfaghari pursuant to their respective 2015 President cash bonus formulas with respect to their performance during fiscal year 2015.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth information concerning unexercised options outstanding as of December 31, 2015 for each of the named executive officers. All option awards were with respect to our class A common stock and were granted under the 2013 Equity Plan.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price per Share ($)	Option Expiration Date
Michael J. Saylor	100,000	(1)	300,000	(1)	121.43	4/30/2024
Phong Q. Le	—		40,000	(1)	201.25	9/8/2025
Timothy E. Lang	—		50,000	(1)	165.01	2/2/2025
Jonathan F. Klein	100,000	(2)	100,000	(2)	92.84	9/5/2023
Paul N. Zolfaghari	100,000	(2)	100,000	(2)	92.84	9/5/2023
Douglas K. Thede	—		—		—	—

(1)	Each option (i) is not intended to qualify as an incentive stock option, (ii) has an exercise price per share equal to the closing sale price of our class A common stock as quoted on Nasdaq on the date of grant, (iii) expires on the tenth anniversary of the date of grant, (iv) vested or will vest as to 25% of the original number of shares subject to the stock option on the first anniversary of the date of grant, and vests as to an additional 25% on each anniversary thereafter until the option is vested in full, unless earlier terminated in accordance with the terms of the 2013 Equity Plan or the applicable option agreement, (v) provides for automatic vesting in full upon a change in control event (as defined in the applicable option agreement), and (vi) is otherwise subject to such other terms and conditions as are set forth in the applicable option agreement and the 2013 Equity Plan.
(2)	Each option (i) is not intended to qualify as an incentive stock option, (ii) has an exercise price per share equal to the closing sale price of our class A common stock as quoted on Nasdaq on the date of grant, (iii) expires on the tenth anniversary of the date of grant, (iv) provides for automatic vesting in full upon a change in control event (as defined in the applicable option agreement), and (v) is otherwise subject to such other terms and conditions as are set forth in the applicable option agreement and the 2013 Equity Plan. The time vesting requirement as to 25% of the original number of shares subject to each option was met on July 26, 2014, and was met as to an additional 25% of the original number of shares on July 26, 2015.

Option Exercises in 2015

The following table sets forth information concerning the number of shares acquired and the value realized on exercise or transfer for value of stock options during the fiscal year ended December 31, 2015 by each of the named executive officers.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Michael J. Saylor	—	—
Phong Q. Le	—	—
Timothy E. Lang	—	—
Jonathan F. Klein	—	—
Paul N. Zolfaghari	—	—
Douglas K. Thede	50,000	4,214,194

Potential Payments Upon Termination or Change-in-Control

The options to purchase shares of our class A common stock granted under the 2013 Equity Plan to Messrs. Saylor, Le, Lang, Klein, and Zolfaghari provide for automatic vesting in full upon a change in control event (as defined in the applicable option agreement). If such a change of control event had occurred on December 31, 2015:

•	the vesting of the options held by Mr. Saylor would have been accelerated with respect to 300,000 shares, representing a benefit of $17,358,000, based on the difference between $121.43, the exercise price per share of the options, and $179.29, the closing price of our class A common stock on Nasdaq on December 31, 2015;

•	the vesting of the options held by Mr. Le would have been accelerated with respect to 40,000 shares; however, because the exercise price of Mr. Le’s options, $201.25, is higher than the closing price of our class A common stock on Nasdaq on December 31, 2015, Mr. Le would not have received any benefit from the acceleration;

•	the vesting of the options held by Mr. Lang would have been accelerated with respect to 50,000 shares, representing a benefit of $714,000, based on the difference between $165.01, the exercise price per share of the options, and $179.29, the closing price of our class A common stock on Nasdaq on December 31, 2015; and

•	the vesting of the options held by Messrs. Klein and Zolfaghari would have been accelerated with respect to 100,000 shares for each of them, representing benefits for each of $8,645,000, based on the difference between $92.84, the exercise price per share of each of their options, and $179.29, the closing price of our class A common stock on Nasdaq on December 31, 2015.

Director Compensation

Each non-employee or “outside” director receives a fee of $37,500 for each quarterly meeting of the Board of Directors that the outside director attends in person. An outside director may be paid this fee for attending a quarterly board meeting via telephonic conference call if the outside director has good reason for the outside director’s failure to attend such meeting in person as determined by the Chairman of the Board of Directors, but such payment is limited to one occurrence in any given fiscal year. Each outside director who is a member of the Audit Committee also receives a fee of $10,000 (or $12,500 in the case of the Chairman of the Audit Committee) for each quarterly meeting of such committee that the outside director attends in person. Each outside director who is a member of the Compensation Committee also receives a fee of $5,000 (or $7,500 in the case of the Chairman of the Compensation Committee), which is paid quarterly, provided that, in order to be eligible to receive the fee with respect to a fiscal quarter, the outside director must have served on the Compensation Committee on the last day of such fiscal quarter. Each outside director may also receive up to an additional $12,000 of fees in the aggregate in any fiscal quarter for additional services delegated by the Board of Directors to such outside director in the outside director’s capacity as a member of the Audit Committee, the Compensation Committee, the Board of Directors, or any other committees of the Board of Directors, provided that any such fee paid with respect to a particular service must be approved by the Board of Directors following the completion of such service by the outside director.

From time to time, the Board of Directors may hold meetings and other related activities in various locations for which the Company pays for the expenses of outside directors and their guests (“Meeting Activities”). In addition, we may hold, host, or otherwise arrange parties, outings, or other similar entertainment events for which the Company pays for the expenses of outside directors and their guests (“Entertainment Events”). We may also request that outside directors participate in conferences, symposia, and other similar events or activities relating to our business for which the Company pays the expenses of outside directors and their guests (“Company-Sponsored Activities” and, collectively with Meeting Activities and Entertainment Events, “MicroStrategy Activities”). Any employee director is also eligible to participate in MicroStrategy Activities.

We are also authorized to make available, from time to time, for personal use by outside directors, our executive officers, and other employees of the Company and its subsidiaries: tickets to sporting, charity, dining, entertainment, or similar events as well as use of corporate suites, club memberships, or similar facilities that we may acquire; Company-owned vehicles and related driving services; the services of one or more drivers for vehicles other than Company-owned vehicles; and “Company Aircraft” which includes the Company’s Bombardier Global Express XRS aircraft, as well as such other aircraft (i) that we may, from time to time, lease or charter, including, without limitation, any aircraft subject to a fractional interest program in which we may participate by leasing a fractional interest, and (ii) that has been designated by the Company to be “Company Aircraft” under our aircraft use policy. Outside directors may make personal use of Company Aircraft provided that (i) all outside directors are invited by the Company to travel on the applicable flight and (ii) such personal use is in connection with the outside director’s participation in one or more (A) Meeting Activities, (B) Entertainment Events to which all outside directors have been invited, or (C) Company-Sponsored Activities. In addition, outside directors may make personal use of Company Aircraft on a “ride-along” basis. We also make available to outside directors certain medical insurance plan benefits that we offer to our U.S. employees.

To the extent that any of the arrangements described above, other than fee compensation, result in imputed compensation to an outside director, we pay to (or withhold and pay to the appropriate taxing authority on behalf of) such outside director a “tax gross-up” in cash approximating his (i) federal and state income and payroll taxes on the taxable income associated with such arrangements plus (ii) federal and state income and payroll taxes on the taxes that the outside director may incur as a result of the payment of taxes by us with respect to the imputed compensation, subject to the aggregate amount limitations described above in “Executive and Director Compensation—Compensation Discussion and Analysis”, if applicable.

The following table sets forth information concerning the compensation of each of our non-employee directors for the fiscal year ended December 31, 2015. For more information regarding the compensation of our employee director, Mr. Saylor, please see “Executive Officer Compensation” above.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Robert H. Epstein	170,000	362,650	7,827	540,477
Stephen X. Graham	190,000	362,650	—	552,650
Jarrod M. Patten	220,000	362,650	—	582,650
Carl J. Rickertsen	220,000	362,650	5,734	588,384

(1)	Represents the grant date fair value of an option to purchase shares of class A common stock of MicroStrategy awarded to each non-employee director on May 31, 2015, constituting the first automatic annual grant awarded to each non-employee director pursuant to the 2013 Equity Plan, and calculated in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation”. See Note 12, “Share-based Compensation,” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the year ended December 31, 2015, for the assumptions made in determining grant date fair value for these options. The amounts reflect the grant date fair value for these options and are not intended to represent the value, if any, that has been or will be actually realized by the individual. As of December 31, 2015, our non-employee directors held the following shares of our class A common stock, and the following number of outstanding options to purchase shares of our class A common stock:

Name	Shares of class A common stock	Outstanding Options (a)
Robert H. Epstein	—	23,750
Stephen X. Graham	200	30,000
Jarrod M. Patten	—	40,000
Carl J. Rickertsen	3,000	40,000

(a)	Each option (i) is not intended to qualify as an incentive stock option, (ii) has an exercise price per share equal to the closing sale price of our class A common stock as quoted on Nasdaq on the date of grant, (iii) expires on the tenth anniversary of the date of grant, (iv) vested or will vest as to 25% of the original number of shares subject to the stock option on the first anniversary of the date of grant, and vests as to an additional 25% on each anniversary thereafter until the option is vested in full, unless earlier terminated in accordance with the terms of the 2013 Equity Plan or the applicable option agreement, (v) provides for automatic vesting in full upon a change in control event (as defined in the applicable option agreement), and (vi) is otherwise subject to such other terms and conditions as are set forth in the applicable option agreement and the 2013 Equity Plan.

(2)	All Other Compensation includes the value of perquisites and other personal benefits for the director, as well as tax “gross-ups” paid to the applicable director for the fiscal year, but does not include perquisites and other personal benefits for the director if the total value of all perquisites and other personal benefits for such director in a given fiscal year was less than $10,000. For the fiscal year ended December 31, 2015, the total value of all perquisites and other personal benefits, if any, for each of our non-employee directors was less than $10,000 and, accordingly, the figures shown in this column represent only tax “gross-ups” paid to the applicable director for the fiscal year.

Equity Compensation Plan Information

The following table provides information about the class A common stock of the Company authorized for issuance under our equity compensation plans as of December 31, 2015:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (#)
Equity compensation plans approved by stockholders	1,297,750	128.34	102,500
Equity compensation plans not approved by stockholders (1)	—	—	200,000

Total	1,297,750	128.34	302,500

(1)	Relates to Amendment No. 3 to the 2013 Equity Plan, which is subject to stockholder approval. For additional information regarding Amendment No. 3 to the 2013 Equity Plan, see “Proposal 2—To approve Amendment No. 3 to the MicroStrategy Incorporated 2013 Stock Incentive Plan to increase the number of shares of class A common stock authorized for issuance under such plan from 1,500,000 to 1,700,000.”

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors acts under a written charter most recently amended and restated on April 25, 2013. Each member of the Audit Committee meets the Nasdaq Marketplace Rules definition of “independent” for audit committee purposes, as well as the independence requirements of Rule 10A-3 under the Securities Exchange Act.

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2015 and discussed these financial statements with the Company’s management. Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with the Company’s management, internal accounting, financial and auditing personnel and the independent registered public accounting firm, the following, among other things:

•	the plan for, and the independent registered public accounting firm’s report on, each audit of the Company’s financial statements;

•	the Company’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

•	changes in the Company’s accounting practices, principles, controls, or methodologies;

•	management’s selection, application, and disclosure of critical accounting policies;

•	significant developments or changes in accounting rules applicable to the Company; and

•	the adequacy of the Company’s internal controls and accounting, financial, and auditing personnel.

Through periodic meetings during the fiscal year ended December 31, 2015 and the first quarter of 2016, the Audit Committee discussed the following significant items with management and KPMG LLP, the Company’s independent registered accounting firm (“KPMG”), with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2015:

•	significant revenue contracts;

•	significant and complex transactions;

•	significant accounting and reporting issues and policies;

•	quarterly business results and financial statements; and

•	legal claims and other loss contingencies.

During the fiscal year ended December 31, 2015 and the first quarter of 2016, the Audit Committee performed the following, among other, functions:

•	selected KPMG as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2015;

•	monitored the annual independent audit by KPMG for the fiscal year ended December 31, 2015;

•	pre-approved all audit and permitted non-audit services KPMG provided to the Company and concluded that KPMG’s provision of these services was compatible with the maintenance of KPMG’s independence;

•	reviewed the Company’s risk assessment and management procedures, including the Company’s enterprise risk management policies, practices, and procedures;

•	oversaw the Company’s internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

•	reviewed quarterly reports as required by the Company’s Board of Directors regarding significant revenue contracts requiring advance approval from the Audit Committee, litigation and regulatory matters, and the status of internal controls and procedures.

During the fiscal year ended December 31, 2015, the Audit Committee also met in separate sessions with KPMG, the Company’s Chief Executive Officer, former President & Chief Legal Officer, former President, former and current Chief Financial Officer, Senior Executive Vice President & Chief Technology Officer, Senior Executive Vice President, Worldwide Sales, Senior Executive Vice President, Worldwide Services, Senior Executive Vice President & General Counsel, Executive Vice President, Corporate Development, Senior Vice President & Worldwide Controller, Senior Vice President & Deputy General Counsel, Senior Vice President, Worldwide Revenue Recognition, Vice President, Financial Reporting and Compliance, and former Vice President, Internal Audit.

Management represented to the Audit Committee that the Company’s financial statements relating to the fiscal year ended December 31, 2015 had been prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee also reviewed and discussed with KPMG the audited financial statements and the matters required by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees.

KPMG also provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Audit Committee concerning independence. The Audit Committee discussed with KPMG its independence from the Company.

Based on its discussions with management and KPMG, as well as its review of the representations and information provided by management and KPMG, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

By the Audit Committee of the Board of Directors of MicroStrategy Incorporated.

Stephen X. Graham

Jarrod M. Patten

Carl J. Rickertsen

PROPOSAL 2

TO APPROVE AMENDMENT NO. 3 TO THE MICROSTRATEGY INCORPORATED 2013 STOCK

INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF CLASS A COMMON STOCK

AUTHORIZED FOR ISSUANCE UNDER SUCH PLAN FROM 1,500,000 TO 1,700,000

Introduction

In September 2013, the Board of Directors adopted the Company’s 2013 Stock Incentive Plan (the “Original 2013 Equity Plan”). In April 2014, the Board of Directors adopted Amendment No. 1 to the Original 2013 Equity Plan (“Amendment No. 1”) and the Compensation Committee of the Board of Directors adopted Amendment No. 2 to the Original 2013 Equity Plan (“Amendment No. 2”) (the Original 2013 Equity Plan as amended by Amendment No. 1 and Amendment No. 2, the “Previously Amended 2013 Equity Plan”). Amendment No. 1 increased the total number of shares of the Company’s class A common stock (referred to in this Proposal 2 as the “Common Stock”) authorized for issuance under the Original 2013 Equity Plan from 600,000 to 1,500,000. Amendment No. 2 provided for automatic annual stock option grants to each of the Company’s non-employee directors with respect to 5,000 shares of Common Stock, per director, per year, beginning in May 2015. In April 2015, the Company’s stockholders approved Amendments No. 1 and 2 at the Company’s annual meeting of stockholders.

We are now asking stockholders to approve Amendment No. 3 to the Previously Amended 2013 Equity Plan (“Amendment No. 3”) (the Previously Amended 2013 Equity Plan as amended by Amendment No. 3, the “2013 Equity Plan”). The 2013 Equity Plan was established in order to enhance the Company’s ability to attract, retain, and motivate persons who are expected to make important contributions to the Company and to provide such persons with equity ownership opportunities and performance-based incentives that are intended to further align their long-term interests with those of the Company’s stockholders. As indicated above, the Board of Directors had authorized 1,500,000 shares of Common Stock for issuance under the Previously Amended 2013 Equity Plan. Following option grants made by the Compensation Committee in September 2015, there were options outstanding with respect to all 1,500,000 shares of Common Stock.

On October 23, 2015, in order to enable the Company to issue additional equity incentive awards to key personnel, the Board of Directors adopted Amendment No. 3 and authorized an additional 200,000 shares of Common Stock for issuance under the 2013 Equity Plan, subject to stockholder approval. Amendment No. 3 increases the total number of shares of Common Stock authorized for issuance under the 2013 Equity Plan from 1,500,000 to 1,700,000.

Following all grants made by the Compensation Committee under the 2013 Equity Plan through April 19, 2016, as well as the termination of certain stock options as described further below, there are currently 602,500 shares of Common Stock authorized and available for grant under the 2013 Equity Plan (inclusive of the 200,000 shares of Common Stock subject to stockholder approval of Amendment No. 3). If Amendment No. 3 is not approved by stockholders, there would be 402,500 shares of Common Stock authorized and available for grant under the 2013 Equity Plan immediately following the Annual Meeting, assuming no additional awards are granted or terminated under the 2013 Equity Plan prior to the Annual Meeting.

New Plan Benefits

The table below sets forth certain information regarding the awards granted under the 2013 Equity Plan through April 19, 2016:

MicroStrategy Incorporated 2013 Stock Incentive Plan

	Number of Shares		Dollar Value Of Option Grant
Michael J. Saylor	400,000	(1)	21,708,000	(2)
Chairman of the Board, President & Chief Executive Officer

Phong Q. Le	40,000	(1)	3,315,600	(2)
Senior Executive Vice President & Chief Financial Officer

Timothy E. Lang	50,000	(1)	3,409,500	(2)
Senior Executive Vice President & Chief Technology Officer

Jonathan F. Klein	200,000	(1)(3)	8,406,000	(2)
Former President & Chief Legal Officer

Paul N. Zolfaghari	200,000	(1)(3)	8,406,000	(2)
Former President

Douglas K. Thede	100,000	(1)(4)	4,203,000	(2)
Former Senior Executive Vice President & Chief Financial Officer

Current executive officers as a group (6 persons)	630,000		38,265,500	(2)

Non-executive directors as a group (4 persons)	140,000		7,963,000	(2)

Non-executive officer employees as a group (11 persons)	140,000		10,175,550	(2)

(1)	None of the stock options granted to Messrs. Saylor, Le, Lang, Klein, Zolfaghari, or Thede are subject to stockholder approval of Amendment No. 3. The stock options granted to Messrs. Klein, Zolfaghari, and Thede were granted in 2013. The stock option granted to Mr. Saylor was granted in 2014. The stock options granted to Messrs. Le and Lang were granted in 2015.
(2)	Represents the grant date fair value of an option to purchase shares of Common Stock granted under the Previously Amended 2013 Equity Plan, calculated in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation”. See Note 12, “Share-based Compensation,” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the years ended December 31, 2013, December 31, 2014, and December 31, 2015, as applicable, for the assumptions made in determining grant date fair value for this option. This amount reflects the grant date fair value for this option and is not intended to represent the value, if any, that has been or will be actually realized by the individual.
(3)	In September 2013, each of Messrs. Klein and Zolfaghari were granted a stock option to purchase 200,000 shares of Common Stock. The unvested portion of Mr. Klein’s option (100,000 shares of Common Stock) terminated upon his departure from the Company in January 2016 in accordance with the terms of the 2013 Equity Plan and his option agreement. In March 2016, Mr. Klein exercised his option with respect to the 100,000 shares of the Company’s Common Stock that had vested. Following Mr. Zolfaghari’s departure from the Company in January 2016, the entirety of Mr. Zolfaghari’s option terminated in accordance with the terms of the 2013 Equity Plan and his option agreement.
(4)	In September 2013, Mr. Thede was granted a stock option to purchase 100,000 shares of Common Stock. The unvested portion of Mr. Thede’s option (50,000 shares of Common Stock) terminated upon his departure from the Company in October 2015 in accordance with the terms of the 2013 Equity Plan and his option agreement. Following his departure and prior to December 31, 2015, Mr. Thede exercised his option with respect to the 50,000 shares of the Company’s Common Stock that had vested.

The Company and each non-employee director, executive officer, and non-executive officer employee who received stock options under the Previously Amended 2013 Equity Plan entered into option agreements with respect to these options. Each option (i) has an exercise price per share equal to the closing sale price of the Common Stock as quoted on Nasdaq on the date of grant (or, if the grant date was a non-trading day, the date of the immediately preceding trading day), (ii) expires on the tenth anniversary of the date of grant, (iii) vests as to 25% of the original number of shares subject to the stock option on the first anniversary of the date of grant, and as to an additional 25% on each anniversary of the first vesting date until the option is vested in full, unless earlier terminated in accordance with the terms of the 2013 Equity Plan or the applicable option agreement, (iv) provides for automatic vesting in full upon a change in control event (as defined in the applicable option agreement), and (v) is otherwise subject to such other terms and conditions as are set forth in the applicable option agreement and the 2013 Equity Plan. Each option is a non-statutory stock option and is intended to constitute “performance-based” compensation that is exempt from the deduction limitations of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).

On April 19, 2016, the closing sale price on the Nasdaq of the Common Stock was $189.35 per share.

Description of the 2013 Equity Plan

The following is a brief summary of the 2013 Equity Plan. The following summary is qualified in its entirety by reference to the full text of the 2013 Equity Plan, including Amendments No. 1, 2, and 3, copies of which have been included in Appendix 1 to this proxy statement.

Amendment No. 3 to the Previously Amended 2013 Equity Plan

Under this proposal, the number of shares of Common Stock authorized for issuance under the 2013 Equity Plan would be increased from 1,500,000 to 1,700,000.

Types of Awards

The 2013 Equity Plan provides for the grant of incentive stock options intended to qualify as such under Section 422 of the Code, non-statutory stock options, restricted stock, restricted stock units, stock appreciation rights, and other stock-based awards (collectively, “Awards”) as more fully described below.

Incentive Stock Options and Non-statutory Stock Options

Option holders receive the right to purchase a specified number of shares of Common Stock at a specified exercise price and subject to such other terms and conditions as are specified in connection with the option grant. Options shall be granted at an exercise price not less than 100% of the fair market value of the Common Stock on the date of grant. The 2013 Equity Plan permits the following forms of payment of the exercise price of options: (i) payment by cash, check, or in connection with a “cashless exercise” through a broker, which we refer to as exercises for “cash”, (ii) surrender to the Company of shares of Common Stock, or (iii) any other lawful means.

Restricted Stock and Restricted Stock Units

Restricted stock or restricted stock unit holders receive the right to acquire shares of Common Stock, or in the case of restricted stock units, cash at the time such Award vests, subject to such restrictions, conditions and other terms as the Board of Directors may determine, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any. Under the 2013 Equity Plan, holders of restricted stock units shall have no voting rights with respect to such Awards. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of restricted stock shall be paid to the holder only if such shares become free from the restrictions on transferability and forfeitability that apply to such shares. The Award agreement for restricted stock units may provide holders with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock, and such dividend equivalents may be subject to the same restrictions on transfer and forfeitability as the restricted stock units to the extent provided in the restricted stock unit Award agreement.

Stock Appreciation Rights

Stock appreciation rights (“SARs”) holders receive the right to acquire the number of shares of Common Stock determined by reference to appreciation from and after the date of grant, in the fair market value of a share of Common Stock over a predetermined measurement price. SARs shall be granted at a measurement price not less than 100% of the fair market value of the Common Stock on the date of grant. The Company may not satisfy its obligation upon exercise of SARs in cash, among other actions, without the approval of the Company’s stockholders.

Other Stock-Based Awards

Other Awards with respect to shares of Common Stock under the 2013 Equity Plan may be paid in shares of Common Stock or cash, as the Board of Directors shall determine. The Board of Directors shall also determine the applicable terms and conditions of such Award.

Transferability of Awards

Except as the Board of Directors may otherwise determine or provide in an Award, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order; provided that a participant may transfer Awards to (i) one or more of the following members of the participant’s family: spouse, former spouse, domestic partner sharing the participant’s household, child (whether natural or adopted), stepchild, or grandchild; (ii) a trust in which the participant and/or one or more of the above-referenced family members of the participant have more than fifty percent of the beneficial interest; (iii) a foundation in which the participant and/or one or more of the above-referenced family members of the participant control the management of assets; or (iv) any other transferee specifically approved by the Board of Directors. During the life of the participant, Awards are exercisable only by the participant or a permitted transferee.

Eligibility to Receive Awards

Employees, officers, directors, consultants, and advisors of the Company and its subsidiaries may be granted Awards under the 2013 Equity Plan. As of December 31, 2015, we had a total of 1,947 employees (including five executive officers), four non-employee directors, and 375 consultants.

Administration

The Board of Directors administers the 2013 Equity Plan, and has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2013 Equity Plan and to interpret its provisions. Pursuant to the terms of the 2013 Equity Plan, the Board of Directors may delegate authority under the 2013 Equity Plan to one or more committees or subcommittees of the Board of Directors. The Board of Directors has authorized the Compensation Committee to administer certain aspects of the 2013 Equity Plan, including the grant of Awards under the 2013 Equity Plan but excluding the right to amend the 2013 Equity Plan unless specifically delegated the right to do so by the Board of Directors.

Acceleration

The Board of Directors may, at any time, provide that any Award becomes immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part.

Limitation on Repricing

Unless approved by our stockholders and except for permissible adjustments such as stock splits or reorganization events, the Company may not (1) amend any outstanding option or SAR granted under the 2013 Equity Plan to provide an exercise or measurement price that is lower than the then-current exercise or measurement price of such option or SAR, (2) cancel any outstanding option or SAR (whether or not granted under the 2013 Equity Plan) and grant in substitution for that option or SAR any new awards under the 2013 Equity Plan (other than substitute awards granted in connection with a merger with another entity or acquisition of the property or stock of an entity) covering the same or a different number of shares and having an exercise or measurement price lower than the then-current exercise or measurement price of the canceled option or SAR, (3) cancel in exchange for a cash payment an option or SAR with an exercise or measurement price above the then-current fair market value of the shares, or (4) take any other action under the 2013 Equity Plan that constitutes a repricing under the rules of Nasdaq.

Amendment or Termination

The Board of Directors determines the effect on an Award of a holder’s disability, death, termination or other cessation of employment, authorized leave of absence, or other change in employment status. No Awards may be granted under the 2013 Equity Plan after the expiration of 10 years from the 2013 Equity Plan’s effective date in 2013, but Awards previously granted may extend beyond that date. In addition, no option or SAR may be granted with a term in excess of 10 years. The Board of Directors may at any time amend, suspend or terminate the 2013 Equity Plan, except that no Award designated as subject to Section 162(m) by the Board of Directors after the date of such amendment shall become exercisable, realizable or vested (to the extent such amendment was required to grant such Award) unless and until such amendment shall have been approved by the Company’s stockholders in the manner required by Section 162(m) and no amendment that would require stockholder approval under the rules of Nasdaq may be made effective until our stockholders approve such amendment.

Potential Costs, Dilution, and Burn Rate

Over the life of the 2013 Equity Plan through April 19, 2016, we have granted options to purchase an aggregate of 1,725,000 shares of Common Stock, of which (i) options to purchase an aggregate of 896,250 shares of Common Stock remain outstanding, and (ii) options to purchase an aggregate of 627,500 shares of Common Stock have been terminated in connection with the departures of certain employees from the Company and have been returned to the pool of authorized shares available for grant under the 2013 Equity Plan. If Amendment No. 3 is not approved by stockholders, there would be 402,500 shares of Common Stock authorized and available for grant under the 2013 Equity Plan immediately following the Annual Meeting, assuming no additional awards are granted or terminated under the 2013 Equity Plan prior to the Annual Meeting. Shares available for grant under the 2013 Equity Plan are reduced by the automatic annual grants of options to our non-employee directors under the 2013 Equity Plan.

We recognize that equity awards have potential costs and may dilute existing stockholders. The Compensation Committee reviews the objectives and costs of our equity program to balance the goal of compensating and motivating our employees against our stockholders’ interest in limiting dilution from equity grants. In evaluating whether to adopt Amendment No. 3, the Board of Directors and the Compensation Committee, respectively, considered a number of measures of potential cost and dilution, such as the potential impact on earnings per share, equity overhang, and burn rate.

In connection with the adoption of Amendment No. 3 by the Board of Directors in October 2015, based on the assumption that all of the additional 200,000 shares would have a hypothetical exercise price of $199.79 (which was based on the fair market value of our Common Stock on October 15, 2015), we estimated that the Company would recognize a total aggregate accounting charge of approximately $4.1 million per year over the course of the standard four-year vesting period and the aggregate annual impact of such awards on after-tax basic earnings per share would be $(0.22) per year for each of the four years. Assuming the hypothetical strike price of $199.79 per share, the Company could potentially realize approximately $40.0 million in total cash proceeds over a four year vesting period, if Amendment No. 3 is approved by stockholders and assuming all of the options to purchase an aggregate of 200,000 shares of Common Stock were outstanding and were exercised for cash. As of December 31, 2015, total share based compensation expense recognized for 2015 was approximately $17.3 million, and we estimated that the option awards granted under the 2013 Equity Plan outstanding as of

December 31, 2015 were expected to result in additional share-based compensation expense of approximately $47.8 million over the remaining weighted average vesting period of approximately 2.7 years. Included in these amounts is approximately $6.8 million of total unrecognized share-based compensation expense related to unvested stock options subsequently forfeited in January 2016 as a result of the departures of Messrs. Klein and Zolfaghari. Prior to such departures, such amount was expected to be recognized over a remaining service period of 1.6 years.

As used here, equity overhang means the total number of shares of Common Stock subject to outstanding stock options plus the total number of shares of Common Stock available for grant, in each case under the 2013 Equity Plan, together as a percentage of the total number of shares of Common Stock subject to outstanding stock options plus the total number of shares of Common Stock available for grant, in each case under the 2013 Equity Plan, plus the total number of shares outstanding of our class A and class B common stock. As of March 31, 2016, our equity overhang (excluding the total number of shares of Common Stock available for grant that are subject to stockholder approval of Amendment No. 3) was equal to 10.21%. If Amendment No. 3 is approved by our stockholders, this equity overhang (based on the equity awards and shares outstanding as of March 31, 2016) will increase to 11.60%. We believe this percentage is comparable to the percentage of equity reserved for issuance under stockholder-approved equity incentive plans used in 2013 and 2014 by certain other technology companies that have a market cap of less than $5 billion, including Qlik Technologies, Tableau Software, Rackspace Hosting and CommVault Systems. Each of those companies reported information about their respective equity plans in documents filed with the Securities and Exchange Commission.

As used here, burn rate means shares subject to options granted during a fiscal year under the Previously Amended 2013 Equity Plan less option terminations during that fiscal year, together as a percentage of total shares of our class A and class B common stock outstanding. As of December 31, 2015, our “burn rate” for 2015 was 1.64%. We adopted, and began granting awards under, the 2013 Equity Plan in September 2013 in order to transition from our previous long-term incentive plan arrangements to the 2013 Equity Plan. Accordingly, the small amount of historical data under the 2013 Equity Plan may limit the current utility of this metric.

In October 2015, the Board of Directors expected that the increase in shares authorized for issuance under the 2013 Equity Plan pursuant to Amendment No. 3 would be used for the automatic annual grants to non-employee directors under the 2013 Equity Plan, as well as discretionary grants that the Compensation Committee may desire to make to new and existing key personnel. The Board of Directors and Compensation Committee continue to evaluate our needs and may propose additional grants under, or may consider additional amendments to increase the number of shares authorized for issuance under, the 2013 Equity Plan in the future.

Equity Compensation Plan Information

For more information on our equity compensation plans, please see “Executive and Director Compensation—Equity Compensation Plan Information” above.

Federal Tax Consequences

The following is a summary of the United States federal income and employment tax consequences that generally will arise with respect to Awards granted under the 2013 Equity Plan and with respect to the sale of shares of Common Stock acquired under the 2013 Equity Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. Changes to the laws could alter the tax consequences described below. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation.

Incentive Stock Options

In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Also, except as described below, a participant will not recognize income upon exercise of an incentive stock option if the participant has been employed by the Company or a 50% or more-owned corporate subsidiary at all times beginning with the date of grant and ending three months before the date the participant exercises the option. Thus, income tax withholding, Federal Insurance Contributions Act (“FICA”) taxes (i.e., Social Security taxes up to applicable annual wage base and Medicare taxes), and, if the participant’s income exceeds certain thresholds, the additional Medicare tax and the net investment income tax will not apply at the time of grant. However, if at exercise, the participant has not been so employed during that time, the tax consequence will be the same as for “Non-statutory Stock Options” described below. Otherwise with respect to incentive stock options, a participant will recognize taxable income upon the sale of Common Stock acquired through the exercise of the option (“ISO Stock”). However, such income is generally not subject to income tax withholding and employment taxes, including FICA taxes and the additional Medicare tax (if applicable). The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for more than two years from the date of grant and one year from the exercise date of the option, then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price. In addition to income tax, the participant may be subject to the net investment income tax on the amount of the capital gain if the participant’s income exceeds certain thresholds.

If the participant sells ISO Stock for more than the exercise price prior to having owned it for more than two years from the date of grant and one year from the exercise date (a “Disqualifying Disposition”), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. The portion of the gain treated as ordinary compensation income is based on the excess of the fair market value on the exercise date over the exercise price. No portion of the ordinary compensation income is subject to income tax withholding (although it is subject to income tax), FICA taxes, the additional Medicare tax, or the net investment income tax. The capital gain portion will be treated as long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale. In addition to income tax, the portion of the recognized gain that is treated as a capital gain may be subject to the net investment income tax, if the participant’s income exceeds certain thresholds.

If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss in an amount equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

Non-statutory Stock Options

As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a non-statutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a non-statutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option (“NSO Stock”) on the exercise date over the exercise price. In addition to income tax withholding, the ordinary compensation income is generally subject to FICA taxes, including, if the participant’s income exceeds certain thresholds, the additional Medicare tax.

With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the participant’s tax basis in the NSO Stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale. In addition to income tax, any capital gain recognized may be subject to the net investment income tax, if the participant’s income exceeds certain thresholds.

Restricted Stock

A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes, including FICA taxes, and, if the participant’s aggregate wages for the year exceed $200,000, the additional Medicare tax. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss, with the gain or loss being long-term if the participant held the shares for more than one year after vesting (if participant did not make an 83(b) election) or grant (if participant made an 83(b) election) and otherwise will be short-term. In addition to income tax, any capital gain recognized may be subject to the net investment income tax, if the participant’s income exceeds certain thresholds.

Restricted Stock Units

There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units will be deemed to have wages subject to FICA taxes, including potentially the additional Medicare tax, based on the value of the restricted stock units at the end of the applicable vesting period. For income tax withholding purposes, a participant who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant (or the cash paid in settlement of the restricted stock units in lieu of shares) on the settlement date elected by the Compensation Committee or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss, with the gain or loss being long-term if the participant held the shares for more than one year after receipt and otherwise will be short-term. In addition to income tax, any capital gain recognized may be subject to the net investment income tax, if the participant’s income exceeds certain thresholds. A cash payment in lieu of shares would be treated as ordinary compensation income.

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any shares of Common Stock received. If the participant is an employee, such ordinary income is generally subject to withholding of income taxes and FICA taxes, including the additional Medicare tax (if applicable). Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss, with the gain or loss being long-term if the participant held the shares for more than one year after receipt and otherwise will be short-term. In addition to income tax, any capital gain recognized may be subject to the net investment income tax, if the participant’s income exceeds certain thresholds.

Other Stock-Based Awards

The tax consequences associated with any other stock-based Award granted under the 2013 Equity Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award, and the participant’s holding period and tax basis for the Award or underlying common stock.

Tax Consequences to the Company

In general, when a participant recognizes ordinary income from the exercise of non-statutory stock options, restricted stock, restricted stock units, stock appreciation rights, or other stock-based awards, the Company is liable for FUTA tax and the employer’s share of FICA taxes on the ordinary income recognized. There will be no other tax consequences to the Company except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m).

Certain Interests of Executive Officers and Directors

In considering the recommendation of the Board of Directors with respect to Amendment No. 3 to the Previously Amended 2013 Equity Plan, stockholders should be aware that members of the Board of Directors and our executive officers are eligible to receive awards under the 2013 Equity Plan and, accordingly, may from time to time have interests that present them with conflicts of interest in connection with this proposal to approve Amendment No. 3. There are currently 602,500 shares of Common Stock authorized and available for grant under the 2013 Equity Plan (inclusive of the 200,000 shares of Common Stock subject to stockholder approval of Amendment No. 3) and, under the 2013 Equity Plan, the Company’s non-employee directors are entitled to automatic annual stock option grants with respect to 5,000 shares of Common Stock per director, per year.

The Board of Directors believes that approval of Amendment No. 3 to the Previously Amended 2013 Equity Plan will advance the interests of the Company and its stockholders by providing the Company with flexibility to issue additional Awards to key personnel and encouraging Award recipients to make significant contributions to the long-term success of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT NO. 3 TO THE MICROSTRATEGY INCORPORATED 2013 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF CLASS A COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER SUCH PLAN FROM 1,500,000 TO 1,700,000.

PROPOSAL 3

RATIFICATION OF THE SELECTION OF KPMG LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016

Selection of Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2016

The Audit Committee has selected, and the Board of Directors has ratified the Audit Committee’s selection of, the firm of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Although stockholder approval of the selection of KPMG is not required by law, the Company believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its selection of KPMG.

Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Fees and Services

Aggregate fees for professional services rendered by KPMG to us for work performed during and related to the fiscal years ended December 31, 2015 and 2014 are summarized in the table below.

	Year Ended December 31,
Fee Category	2015 ($)	2014 ($)
Audit Fees	$1,733,293	1,689,177
Audit-Related Fees	25,000	25,000
Tax Fees	—	—
All Other Fees	53,735	—

Total Fees	1,812,028	1,714,177

Audit Fees. This category includes fees for professional services rendered for the audits of our consolidated financial statements and statutory and subsidiary audits, services related to Sarbanes-Oxley Act compliance, and assistance with review of documents filed with the SEC.

Audit-Related Fees. This category includes fees for assurance and related services in connection with employee benefit plan audits.

Tax Fees. This category includes fees for international payroll and sales and use tax consultations.

All Other Fees. This category includes fees for professional services rendered in connection with assessments of a new revenue recognition standard.

Audit Committee Pre-Approval Policies and Procedures

During the fiscal years ended December 31, 2015 and 2014, the Audit Committee pre-approved all services (audit and non-audit) provided to MicroStrategy by our independent registered public accounting firm. In situations where a matter cannot wait until a full Audit Committee meeting, the Chairman of the Audit Committee has authority to consider and, if appropriate, approve audit and non-audit services. Any decision by the Chairman of the Audit Committee to pre-approve services must be presented to the full Audit Committee at its next scheduled quarterly meeting. The Audit Committee requires us to make required disclosure in our SEC periodic reports relating to the approval by the Audit Committee of audit and non-audit services to be performed by the independent registered public accounting firm and the fees paid by us for such services. All fees related to services performed by KPMG during the fiscal years ended December 31, 2015 and 2014, respectively, were approved by the Audit Committee.

OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone and personal interviews, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians, and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements, and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to us at the following address: MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182, Attention: Investor Relations, or by calling 703-848-8600. Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact us at the above address and phone number.

Stockholder Proposals

Proposals of stockholders intended to be presented at the 2017 Annual Meeting of Stockholders, including director nominations described above under the caption “Director Candidates,” must be received by us at our principal offices, 1850 Towers Crescent Plaza, Tysons Corner Virginia 22182 by December 23, 2016 for inclusion in the proxy materials for the 2017 Annual Meeting of Stockholders. MicroStrategy suggests that proponents submit their proposals by certified mail, return receipt requested, addressed to the Secretary of the Company.

If a stockholder wishes to present a proposal before the 2017 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice by March 9, 2017, and if a stockholder fails to provide such timely notice of a proposal to be presented at the 2017 Annual Meeting of Stockholders, the proxies designated by the Board of Directors will have discretionary authority to vote on any such proposal.

By Order of the Board of Directors,

W. Ming Shao

Senior Executive Vice President,

General Counsel,and Secretary

April 21, 2016

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN IF THEY HAVE SENT IN THEIR PROXIES.

Appendix 1

MICROSTRATEGY INCORPORATED

2013 STOCK INCENTIVE PLAN

(adopted by the Board of Directors on September 4, 2013,

Amendment No. 1 adopted by the Board of Directors on April 25, 2014,

Amendment No. 2 adopted by the Compensation Committee of the Board of Directors on April 30, 2014, and

Amendment No. 3 adopted by the Board of Directors on October 23, 2015)

MICROSTRATEGY INCORPORATED

2013 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of this 2013 Stock Incentive Plan (the “Plan”) of MicroStrategy Incorporated, a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as such terms are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” “Award” means Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), Restricted Stock Units (as defined in Section 7) and Other Stock-Based Awards (as defined in Section 8).

3.	Administration and Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

4.	Stock Available for Awards

(a) Number of Shares; Share Counting.

(1) Authorized Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to 600,000 shares of class A common stock, $0.001 par value per share, of the Company (the “Common Stock”), any or all of which Awards may be in the form of Incentive Stock Options (as defined in Section 5(b)). Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2) Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan:

(A) all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan and against the sublimit listed in Section 4(b); provided, however, that if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(B) if any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan and against the sublimit listed in Section 4(b) shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR;

(C) shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and

(D) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(b) Section 162(m) Per-Participant Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 1,000,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR shall be treated as a single Award. The share counting provisions set forth in Section 4(a) and the per Participant limit described in this Section 4(b) each shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(c) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimit contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.	Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of MicroStrategy Incorporated, any of MicroStrategy Incorporated’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price The Board shall establish the exercise price of each Option and specify the exercise price in the applicable Option agreement. The exercise price shall be not less than 100% of the Fair Market Value per share of Common Stock on the date the Option is granted. If the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date. For purposes of this Plan, unless otherwise expressly determined by the Board, the “Fair Market Value” of a share of Common Stock will be determined as follows:

(1) if the Common Stock trades on a national securities exchange, the closing sale price as officially quoted (for the primary trading session) on the date of determination;

(2) if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized OTCBB market data vendor as listed on the OTCBB website (otcbb.com) on the date of determination; or

(3) if the Common Stock is not publicly traded, the Board will determine the Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Section 409A of the Code, except as the Board may expressly determine otherwise.

For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date shall be determined by using the closing sale price or average of the closing bid and asked prices, as appropriate, for the immediately preceding trading day. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Code Section 409A.

The Board has sole discretion to determine the Fair Market Value for purposes of the Plan, and all Awards are conditioned on the participants’ agreement that the Administrator’s determination is conclusive and binding even though others might make a different determination.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e) Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable Option agreement, or approved by the Board, in its sole discretion, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at the per share Fair Market Value of the Common Stock; provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board, in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise;

(5) to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

(6) by any combination of the above permitted forms of payment.

(g) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) except in connection with Section 4(c), cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having a measurement price or an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value, or (4) take any other action under the Plan that constitutes a repricing within the meaning of the rules of The NASDAQ Global Select Market (“NASDAQ”).

6.	Stock Appreciation Rights

(a) General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.

(b) Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall be not less than 100% of the Fair Market Value on the date the SAR is granted. If the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Fair Market Value on such future date.

(c) Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d) Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

(e) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) except in connection with Section 4(c), cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having a measurement price or an exercise price per share lower than the then-current measurement price per share of the cancelled SAR, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current Fair Market Value, or (4) take any other action under the Plan that constitutes a repricing within the meaning of the rules of NASDAQ.

7.	Restricted Stock; Restricted Stock Units

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b) Terms and Conditions for All Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c) Additional Provisions Relating to Restricted Stock.

(1) Dividends. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Accrued Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock.

(2) Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(d) Additional Provisions Relating to Restricted Stock Units.

(1) Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company the number of shares of Common Stock or the amount of cash provided in the applicable Award agreement. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Section 409A of the Code.

(2) Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3) Dividend Equivalents. The Award agreement for Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, in each case to the extent provided in the Award agreement.

8.	Other Stock-Based Awards

(a) General. Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock-Based-Awards”). Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine.

(b) Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

9.	Adjustments for Changes in Common Stock and Certain Other Events

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules and sublimit set forth in Sections 4(a) and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(A) In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that all of the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b)(2), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(B) Notwithstanding the terms of Section 9(b)(2)(A), in the case of outstanding Restricted Stock Units that are subject to Section 409A of the Code: (i) if the applicable Restricted Stock Unit agreement provides that the Restricted Stock Units shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 9(b)(2)(A)(i) and the Restricted Stock Units shall instead be settled in accordance with the terms of the applicable Restricted Stock Unit agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 9(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the Restricted Stock Units pursuant to clause (i) of Section 9(b)(2)(A), then the unvested Restricted Stock Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(C) For purposes of Section 9(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3) Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

10.	General Provisions Applicable to Awards

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any transferee if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) shall be deemed to restrict a transfer to the Company.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board, in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f) Amendment of Award. Except as expressly provided in this Plan, including Sections 5(g) and 6(e), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 9.

(g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

11.	Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c) Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is adopted by the Board of Directors of MicroStrategy Incorporated (the “Effective Date”); provided that no Award shall be made before stockholder approval of the Plan, unless the Award is conditioned upon stockholder approval of the Plan and the Award provides that (i) it will terminate or be forfeited if stockholder approval of the Plan is not obtained within 12 months from the date of the grant of such Award and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval. No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until the Company’s stockholders approve such amendment in the manner required by Section 162(m); and (ii) no amendment that would require stockholder approval under the rules of NASDAQ may be made effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within 12 months from the date of the grant of such Award and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

(e) Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f) Compliance with Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(g) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(h) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

MICROSTRATEGY INCORPORATED

Amendment No. 1 to

2013 Stock Incentive Plan

Pursuant to Section 11(d) of the 2013 Stock Incentive Plan (the “Plan”) of MicroStrategy Incorporated (the “Company”), the Plan is hereby amended as follows:

Section 4(a)(1) of the Plan is amended to read in its entirety as follows:

“(1) Authorized Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to 1,500,000 shares of class A common stock, $0.001 par value per share, of the Company (the “Common Stock”), any or all of which Awards may be in the form of Incentive Stock Options (as defined in Section 5(b)). Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.”

This Amendment shall become effective on the date it is adopted by the Board; provided that, to the extent required, no Award shall be made pursuant to the Plan (other than an Award that would have been authorized under the Plan as in effect prior to this Amendment) before stockholder approval of this Amendment, unless the Award is conditioned upon stockholder approval of this Amendment and the Award provides that (1) it will terminate or be forfeited if stockholder approval of the Amendment is not obtained within 12 months from the date of the grant of such Award and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

MICROSTRATEGY INCORPORATED

Amendment No. 2 to

2013 Stock Incentive Plan

Pursuant to Section 11(d) of the 2013 Stock Incentive Plan, as amended (the “Plan”) of MicroStrategy Incorporated (the “Company”), the Plan is hereby further amended as follows:

A new Section 5(h) shall be inserted in the Plan immediately following Section 5(g) of the Plan, to read in its entirety as follows:

“(h)	Annual Stock Option Grants to Outside Directors.

(1) Annual Grant. Beginning in 2015, on May 31 of each year, each Outside Director who is then serving as an Outside Director (as defined in Section 5(h)(4)) as of such date shall automatically be granted (without further action by the Board or any committee thereof) an Award consisting of a Nonstatutory Stock Option to purchase 5,000 shares of Common Stock (subject to adjustment pursuant to Section 9).

(2) Terms of Annual Stock Option Grants. Options granted under Section 5(h)(1) shall (i) have an exercise price equal to the Fair Market Value of the Common Stock on the date of grant; (ii) become exercisable as to 25% of the original number of shares subject to such option on the first anniversary of the date of grant and as to an additional 25% on each anniversary thereafter until such option becomes vested in full; (iii) unless earlier terminated, expire at 5:00 p.m., Eastern Time, on the tenth anniversary of the date of grant; and (iv) otherwise be on and subject to such other terms and conditions as are set forth in the option agreement with respect to such grant and as the Board may determine.

(3) Limitations. Notwithstanding Section 5(h)(1), in the event that the number of shares of Common Stock prescribed by Section 4(a)(1) is not sufficient to cover the Awards granted pursuant to Section 5(h)(1), the remaining shares of Common Stock available for issuance shall be prorated among the Outside Directors entitled to receive such Awards. Any further grants pursuant to Section 5(h)(1) shall then be deferred until such time, if any, as additional shares of Common Stock become available for grant under the Plan, whether pursuant to amendment of the Plan pursuant to Section 11(d) to increase the number of shares available for issuance under the Plan or pursuant to the mechanisms set forth in Section 4(a)(2)(B).

(4) Definition. An “Outside Director” shall mean a member of the Board who is not employed by the Company. Payments by the Company to a member of the Board solely in connection with providing services to the Company as a member of the Board shall not be sufficient to constitute “employment” by the Company.”

This Amendment shall become effective on the date it is adopted by the Board; provided that, to the extent required, no Award shall be made pursuant to this Amendment before stockholder approval of this Amendment, unless the Award is conditioned upon stockholder approval of this Amendment and the Award provides that (1) it will terminate or be forfeited if stockholder approval of the Amendment is not obtained within 12 months from the date of the grant of such Award and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

MICROSTRATEGY INCORPORATED

Amendment No. 3 to

2013 Stock Incentive Plan

Pursuant to Section 11(d) of the 2013 Stock Incentive Plan (as previously amended, the “Plan”) of MicroStrategy Incorporated (the “Company”), the Plan is hereby amended as follows:

Section 4(a)(1) of the Plan is amended to read in its entirety as follows:

“(1) Authorized Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to 1,700,000 shares of class A common stock, $0.001 par value per share, of the Company (the “Common Stock”), any or all of which Awards may be in the form of Incentive Stock Options (as defined in Section 5(b)). Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.”

This Amendment shall become effective on the date it is adopted by the Board; provided that, to the extent required, no Award shall be made pursuant to the Plan (other than an Award that would have been authorized under the Plan as in effect prior to this Amendment) before stockholder approval of this Amendment, unless the Award is conditioned upon stockholder approval of this Amendment and the Award provides that (1) it will terminate or be forfeited if stockholder approval of the Amendment is not obtained within 12 months from the date of the grant of such Award and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

MICROSTRATEGY INCORPORATED

ATTN: GENERAL COUNSEL

1850 TOWERS CRESCENT PLAZA

TYSONS CORNER, VA 22182

VOTE BY MAIL

Please fill in, date, and sign your proxy card and return it in the postage-paid envelope we have provided as soon as possible or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E05376-P75103                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MICROSTRATEGY INCORPORATED			Withhold Authority		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) For whom you wish to withhold authority on the line below.
The Board of Directors recommends you vote FOR the following:		For All Nominees	For All Nominees	For All Except
1.	To elect the following five (5) directors for the next year.	☐	☐	☐

Nominees:

01) Michael J. Saylor 02) Robert H. Epstein 03) Stephen X. Graham 04) Jarrod M. Patten 05) Carl J. Rickertsen

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.

To approve Amendment No. 3 to the MicroStrategy Incorporated 2013 Stock Incentive Plan to increase the number of shares of class A common stock authorized for issuance under such plan from 1,500,000 to 1,700,000.

						☐	☐	☐

3.	To ratify the selection of KPMG LLP as MicroStrategy Incorporated’s independent registered public accounting firm for the fiscal year ending December 31, 2016.					☐	☐	☐

To change the address on your account, please check the box at the right and indicate your new address in the address space on the back of this Proxy Card. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Please sign exactly as your name or names appear on this Proxy Card. When shares are held jointly, each holder should sign. When signing as executor,administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Notice of Internet Availability of Proxy Materials:

The Notice of Meeting, Proxy Statement and Proxy Card are available at http://ir.microstrategy.com/financials.cfm.

E05377-P75103

MICROSTRATEGY INCORPORATED

Proxy for the Annual Meeting of Stockholders

to be held on Thursday, May 12, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, hereby appoint(s) Michael J. Saylor, Phong Q. Le, and W. Ming Shao, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of stock of MicroStrategy Incorporated (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at MicroStrategy’s offices, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182, on Thursday, May 12, 2016 at 10:00 a.m., local time, and at any adjournment thereof (the “Meeting”).

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting.

This proxy, when properly delivered, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted “FOR” Proposals 1, 2, and 3. This proxy may be revoked by the undersigned at any time before its exercise by delivery of written revocation or a subsequently dated proxy card to the Secretary of the Company or by voting in person at the Meeting.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side